                          3. (v)  Annual Report on Form F-2
                         for the year ended June 30, 1996 of
                      Pennwood Savings Bank filed with the FDIC.

                        FEDERAL DEPOSIT INSURANCE CORPORATION

                               Washington, D.C.  20429

                                       Form F-2

                        ANNUAL REPORT UNDER SECTION 13 OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                       For the Fiscal Year Ended June 30, 1996

                         FDIC Insurance Certificate No. 27671

                                Pennwood Savings Bank
-------------------------------------------------------------------------------
                   (Exact name of bank as specified in its charter)

                 683 Lincoln Avenue, Pittsburgh, Pennsylvania  15202
-------------------------------------------------------------------------------
                       (Address of principal executive offices)

                                     Pennsylvania
-------------------------------------------------------------------------------
            (State of other jurisdiction of incorporation or organization)

                                      25-0456166
-------------------------------------------------------------------------------
                          (IRS Employer Identification No.)

                    Registrant's telephone number:  (412) 761-1234

        Securities Registered under Section 12(b) of the Act:  Not Applicable
                Securities Registered Under Section 12(g) of the Act:
                             Common Stock, $.01 per Share
                             ----------------------------
                                    Title of Class

Indicate by check mark if the registrant, as a "small business issuer" as defined under 17 C.F.R. 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-2 [ X ] .

Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2 [ X ].

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for
the past 90 days.  YES       NO   X
                       ---       ---

As of September 23, 1996, the aggregate market value of the 610,128 shares of common stock of the registrant issued and outstanding on such date, excluding 68,000 shares held by all directors and principal officers as a group and 48,810 shares held by the Savings Bank's Employee Stock Ownership Plan was approximately $5.4 million. This figure is based on the last sale price of $11.00 per share of the registrant's common stock on September 23, 1996.

Number of shares of Common Stock, $.01 par value, outstanding at the close of business on September 23, 1996: 610,128

Documents Incorporated by Reference.

    The following documents are incorporated herein by reference:

    (1) Portions of the Annual Report to Stockholders for the year ended June 30, 1996, are incorporated by reference into Part II, Items 5-8 and
         Part IV, Item 11, of this Form F-2.

    (2) Portions of the definitive Proxy Statement for the 1996 Annual Meeting of Stockholders are incorporated by reference into Part I, Item 4 and
         Part III, Items 9 and 10 of this Form F-2.

                                        PART I

ITEM 1. BUSINESS

GENERAL

    Pennwood Savings Bank (the "Savings Bank") is a Pennsylvania-chartered stock savings bank which was originally founded in 1910 as a Pennsylvania-chartered mutual savings association. The Savings Bank converted from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered mutual savings bank in July 1993. In July 1996, the Savings Bank converted from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank. The Savings Bank conducts business from its main office in Pittsburgh, Pennsylvania and two branch offices located in Kittanning, Pennsylvania. The Savings Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At June 30, 1996, the Savings Bank had $46.9 million of total assets, $37.3 million of total deposits and $4.1 million of total net worth.

    The Savings Bank is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by single-family residences as well as consumer loans (consisting primarily of home equity and improvement loans). To a lesser extent, the Savings Bank originates loans secured by existing multi-family residential and commercial real estate, as well as construction loans and commercial business loans. The Savings Bank also invests its funds in U.S. Government and agency obligations, as well as corporate and municipal debt securities, mortgage-backed securities and various short-term investments.

    The Savings Bank is a community-oriented savings bank which emphasizes customer services and convenience. As part of this strategy, the Savings Bank has sought to develop a wide variety of products and services which meet the needs of its retail customers. The Savings Bank generally has sought to achieve long-term financial strength and stability by increasing the amount and stability of its net interest income. In pursuit of these goals, the Bank has adopted a number of complementary business strategies which emphasize retail lending and deposit products and services traditionally offered by savings institutions.

    The main office of the Savings Bank is located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania 15202, and its telephone number is (412) 761-1234.

LENDING ACTIVITIES

    GENERAL. At June 30, 1996, the Savings Bank's total loan portfolio amounted to $23.5 million, or 50.1% of total assets at that date. The Savings Bank has traditionally concentrated its lending activities on conventional first mortgage loans secured by single-family residential properties and consumer loans (consisting primarily of home equity and improvement loans). Consistent with its lending orientation, as of June 30, 1996, $9.6 million or 40.8% of the Savings Bank's total loan portfolio consisted of single-family residential loans and $8.8 million or 37.7% of the Savings Bank's total loan portfolio consisted of consumer and other loans.
To a lesser extent, the Savings Bank also originates multi-family residential, commercial real estate and residential construction loans. At
June 30, 1996, such loan categories amounted to $85,000, $2.6 million and $2.4 million, respectively, or 0.36%, 11.0% and 10.2% of the total loan portfolio, respectively. Substantially all of the Savings Bank's total loan portfolio consists of conventional loans, which are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veteran Affairs. Historically, the Savings Bank's lending activities have been concentrated in its primary market area of Allegheny
County and Armstrong County, Pennsylvania and portions of the surrounding counties. The Savings Bank estimates that a substantial portion of its mortgage loans are secured by properties located in its primary market area, and that substantially all of its non-mortgage loan portfolio consists of loans made to residents and businesses located in such primary market area.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Savings Bank's loan portfolio by type of loan at the dates indicated.


                                                        June 30,
                                -------------------------------------------------------
                                      1996               1995                 1994
                                ----------------   -----------------    ----------------
                                Amount   Percent   Amount    Percent    Amount   Percent
Single-family residential       $9,572    40.8%   $10,637     40.0%    $10,480    38.8%
Multi-family residential            85     0.3        123      0.5         125     0.5
Commercial real estate           2,582    11.0      3,324     12.5       3,884    14.4
Construction                     2,393    10.2      2,120      8.0       3,845    14.2
                                ------   -----     ------    -----      ------   -----
    Total real estate loans     14,632    62.3     16,204     61.0      18,334    67.9
Consumer loans:
 Home improvement/equity         7,843    33.4      9,285     34.8       7,271    26.9
 Other(1)                          998     4.3      1,061      4.0       1,316     4.9
                                ------   -----     ------    -----      ------   -----
    Total consumer loans         8,841    37.7     10,346     38.8       8,587    31.8
Commercial business loans(2)        --      --         40      0.2          95     0.3
                                ------   -----     ------    -----      ------   -----
      Total loans               23,473   100.0%    26,590    100.0%     27,016   100.0%
                                ------   -----     ------    -----      ------   -----
                                         -----               -----               -----

Less:
  Loans in process               1,487              1,400                1,607
  Deferred loan origination
    fees                           129                158                  172
  Unearned discounts               352                656                1,246
  Allowance for loan losses        337                531                  327
                                ------             ------               ------
    Net loans                  $21,168            $23,845              $23,664
                                ------             ------               ------
                                ------             ------               ------

---------------

(1) Consists primarily of unsecured personal loans and lines of credit and automobile loans.

(2) Consists of lease receivables.

    CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth certain information at June 30, 1996 regarding the dollar amount of loans maturing in the Savings Bank's total loan portfolio, based on the contractual terms to maturity, before giving effect to net items. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.



                                               Due One to    Due Five or
                                               Five Years        More
                                 Due One         After       Years After
                              Year or Less      6/30/96        6/30/96        Total
                              ------------     ----------    ------------     -----
                                                   (In Thousands)
Single-family residential         $   19         $  407         $ 9,146      $ 9,572
Multi-family residential              --             85              --           85
Commercial real estate               465            913           1,204        2,582
Construction                       2,393             --              --        2,393
Consumer                             785          2,608           5,448        8,841
Commercial business                   --             --              --           --
                                  ------         ------         -------      -------
     Total                        $3,662         $4,013         $15,798      $23,473
                                  ------         ------         -------      -------
                                  ------         ------         -------      -------


    The following table sets forth the dollar amount of all loans, before net items, due after June 30, 1997 which have fixed interest rates or which have floating or adjustable interest rates.


                                              Floating or
                              Fixed-Rates   Adjustable-Rates     Total
                              -----------   ----------------    -------
                                             (In Thousands)

Single-family residential        $1,969          $ 7,584        $ 9,553
Multi-family residential             --               85             85
Commercial real estate              267            1,850          2,117
Construction                         --               --             --
Consumer                          7,462              594          8,056
Commercial business                  --               --             --
                                 ------          -------        -------
    Total                        $9,698          $10,113        $19,811
                                 ------          -------        -------
                                 ------          -------        -------


    Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Savings Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates).

    ORIGINATION, PURCHASE AND SALE OF LOANS. The lending activities of the Savings Bank are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Savings Bank's Board of Directors and management. Loan originations are obtained from a variety of sources, including existing customers, builders, realtors, walk-in customers, loan officers and advertising.

    Loan applications originated by the Savings Bank are generally processed at the Savings Bank's main office in Pittsburgh. The loan applications are initially processed by loan processors and, once completed, are submitted to the Savings Bank's President and Chief Executive Officer or Vice President of Lending, which officers may approve loans up to $150,000. Loans between $150,000 to $250,000 are submitted for approval to the Board of Director's Loan Committee, while loans in excess of $250,000 must be approved by the Savings Bank's Board of Directors.

    Property appraisals on the real estate and improvements securing the Savings Bank's single-family residential loans are made by independent appraisers. Appraisals are performed in accordance with federal regulations and policies. The Savings Bank obtains title insurance policies on first mortgage real estate loans originated by it. Borrowers also must obtain hazard insurance prior to closing and, when required, flood insurance.

Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Savings Bank makes disbursements for items such as real estate taxes and mortgage insurance premiums as they become due.

    Historically, the Savings Bank has originated substantially all of the loans in its portfolio and has held them until maturity. Nevertheless, the Savings Bank's residential loans are generally made on terms, conditions and documentation which permit the sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and other institutional investors in the secondary market. However, the Savings Bank has not sold any loans in the secondary market since July 1993 when it sold $123,000 of single-family residential loans to the FHLMC. Sales of loans to date generally have been under terms which do not provide any recourse to the Savings Bank by the purchaser in the event of default on the loan by the borrower. Although the Savings Bank is not currently selling loans in the secondary market, it may in the future consider resuming the sale of loans to the FHLMC and other institutional investors as market conditions permit.

    Historically, the Savings Bank has not been an active purchaser of loans. However, in May 1996, the Savings Bank purchased a $7,000 participation in a commercial loan, and prior to 1994 purchased participation interests in loans secured by commercial real estate and equipment-secured commercial leases. Such loans were generally purchased from an investment consulting and loan servicing firm located in Monroeville, Pennsylvania. The Savings Bank ceased purchasing such loans and participation interests as a result of an increase in delinquencies and because some of the loans and leases it had acquired began to sustain some losses. At June 30, 1996, loans purchased and serviced by others totalled $2.1 million, of which $60,000 was classified as non-performing.

    The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                       Year Ended June 30,
                                  ------------------------------
                                    1996       1995       1994
                                  -------    -------    --------
                                         (In Thousands)

Loan originations:
  Single-family residential       $   557    $ 1,110    $ 1,716
  Multi-family residential             --         --         --
  Commercial real estate              160         --         --
  Construction                      2,644      2,793      5,352
  Consumer                          2,927      6,183      4,607
  Commercial business                  --         --         --
                                  -------    -------    --------
    Total loans originated          6,288     10,086     11,675
Purchases(1)                            7         34         --
                                  -------    -------    --------
    Total loans originated
      and purchased                 6,295     10,120     11,675
Sales and loan principal
  reductions:
  Loans sold(2)                        --         --        123
  Loan principal reductions         8,532     10,544     14,301
                                  -------    -------    --------
    Total loans sold and
      principal reductions          8,532     10,544     14,424
Increase (decrease) due to
  other items, net(3)                (440)       605        445
                                  -------    -------    --------
Net increase (decrease) in
  loan portfolio                  $(2,677)   $   181    $(2,304)
                                  -------    -------    --------
                                  -------    -------    --------

------------

(1) Consists of a commercial real estate loan during the year ended June 30, 1996 and 1995, respectively.

(2) Loans sold consist of single-family residential loans which were sold to the FHLMC.

(3) Other items consist of loans in process, deferred fees and discounts and allowance for loan losses.

    A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At June 30, 1996, the Savings Bank's limit on loans-to-one borrower was approximately $622,000. Nevertheless, except in certain limited circumstances, the Savings Bank's loan policy currently limits its loans to one borrower to $300,000. At June 30, 1996, the Savings Bank's five largest loans or groups of loans-to-one borrower, including persons or entities related to the borrower, amounted to $1.5 million in the aggregate, ranged from an aggregate of $202,000 to $462,000 and were secured primarily by single-family residential and commercial real estate. At June 30, 1996, two of the loans which comprise the Savings Bank's largest loans-to-one borrower were classified as non-performing. In addition, as of such date, the Savings Bank's largest individual loan was approximately 60 days delinquent.

    The Savings Bank's largest individual loan consists of a single commercial real estate loan secured by a fraternity house located at Pennsylvania State University, State College, Pennsylvania. The Savings Bank purchased the loan in 1990 from an investment consulting and loan servicing firm and the principal borrowers have been delinquent with respect to repayment throughout the term of the loan. The loan had a principal balance of $405,000 at June 30, 1996. The principal borrowers are currently marketing the property for sale and the Savings Bank does not presently anticipate any loss of principal at this time. The loan on the fraternity house has matured and the Savings Bank is currently negotiating a modification of the terms to bring the loan current and reduce the principal balance.

    The Savings Bank's largest loans-to-one borrower consists of five loans which are secured by single-family residential rental properties. The five loans had an aggregate principal balance of $462,000 as of June 30, 1996 and two of the loans were over 90 days delinquent (with an aggregate principal balance of $100,000) and one of the loans was 60 days delinquent (with a principal balance of $133,000) as of such date. All five of the loans are secured by properties located within the Savings Bank's primary market area. The principal borrower (which consists of a partnership which is affiliated with the investment consulting and loan servicing firm with respect to which the Savings Bank has purchased commercial real estate and commercial business loans in the past) is currently negotiating with the Savings Bank in order to bring all of the loans current and, accordingly, the Savings Bank does not presently anticipate any loss of principal at this time.

    The Savings Bank's third largest loans-to-one borrower consists of a single commercial real estate loan secured by an office building located in Meadville, Pennsylvania. The Savings Bank purchased a 90% participation in the loan in 1971 and purchased the remainder in 1994 from the RTC. The loan had a principal balance of $234,000 as of June 30, 1996. The loan has always performed in accordance with its terms.

    SINGLE-FAMILY RESIDENTIAL REAL ESTATE LOANS. The Savings Bank has historically concentrated its lending activities on the origination of loans secured by first mortgage liens on existing single-family residences located in its market area. At June 30, 1996, $9.6 million or 40.8% of the Savings Bank's total loan portfolio consisted of permanent single- family residential real estate loans.

    Since 1984, the Savings Bank has been emphasizing for its portfolio single-family residential mortgage loans which provide for periodic adjustments to the interest rate. The loans emphasized by the Savings Bank have up to 30-year terms and an interest rate which adjusts every year in accordance with a designated index (the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Board of Governors of the Federal Reserve System ("Federal Reserve Board")). Such loans currently have a 2% cap on the amount of any increase or decrease in the interest rate per year, and a 6% limit on the amount by which the interest rate can increase or decrease over the life of the loan. The Savings Bank has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. Most single-family residential loans originated by the Savings Bank can, upon payment of a fee, be converted into fixed-rate loans during certain periods. Approximately 79.0% of the permanent single-family residential loans in the Savings Bank's loan portfolio at June 30, 1996 had adjustable interest rates.

    The demand for adjustable-rate loans in the Savings Bank's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

    Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Savings Bank believes that these risks, which have not had a material adverse effect on the Savings Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

    The Savings Bank continues to originate long-term, fixed-rate loans in order to provide a full range of products to its customers, but generally only under terms, conditions and documentation which permit the sale thereof in the secondary market. At June 30, 1996, approximately $2.0 million or 21.0% of the permanent single-family residential loans in the Savings Bank's portfolio consisted of loans which provide for fixed rates of interest. Although these loans provide for repayments of principal over a fixed period of up to 30 years, it is the Savings Bank's experience that such loans remain outstanding for a substantially shorter period of time.

    The Savings Bank is permitted to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio); however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Savings Bank is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Savings Bank will occasionally lend up to 95% of the appraised value of the property securing a single-family residential loan. However, the Savings Bank generally requires private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the secured property.

    MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LOANS. The Savings Bank originates mortgage loans for the acquisition and refinancing of multi-family residential properties and properties secured by commercial real estate. The Savings Bank does not currently actively solicit such loans, which do not constitute an active part of its business, and generally offers such loans to accommodate its present customers and members of the local community. At June 30, 1996, $2.7 million or 11.4% of the Savings Bank's total loan portfolio consisted of loans secured by multi-family residential and commercial real estate. The majority of the Savings Bank's multi-family residential and commercial real estate loans are secured by office buildings, restaurants, a fraternity house and other special purpose properties located within the Savings Bank's primary market area. Management does not expect to emphasize multi-family residential and commercial real estate lending in the near future.

    A substantial portion of the Savings Bank's multi-family residential and commercial real estate loans within the Savings Bank's portfolio consist of whole loans and loan participations which were purchased by the Savings Bank through an investment consulting and loan servicing firm headquartered in Monroeville, Pennsylvania. The Savings Bank has experienced a high level of delinquencies with respect to such purchased loans and, consequently, no longer engages in the purchase of commercial real estate loans.

    The Savings Bank requires appraisals of all properties securing multi-family residential and commercial real estate loans. Appraisals are performed by an independent appraiser designated by the Savings Bank, all of which are reviewed by management. The Savings Bank considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

    Although terms vary, multi-family residential and commercial real estate loans generally are amortized over a period of up to 25 years and mature in 15 years or less. The Savings Bank originates these loans with interest rates which adjust in accordance with a designated index, which generally is negotiated at the time of origination. Loan-to-value ratios on the Savings Bank's multi-family residential and commercial real estate loans are currently limited to 80% or lower. As part of the criteria for underwriting multi-family residential and commercial real estate loans, the Savings Bank generally imposes a specified debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service). It is also the Savings Bank's general policy to obtain personal guarantees on its multi-family residential and commercial real estate loans from the principals of the borrower and, when this cannot be obtained, to impose more stringent loan-to-value, debt service and other underwriting requirements.

    Multi-family residential and commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans typically involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. These risks can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. The Savings Bank attempts to minimize its risk exposure by limiting the extent of the nonresidential lending generally. In addition, the Savings Bank imposes loan-to-value ratios, requires conservative debt coverage ratios, and continually monitors the operation and physical condition of the collateral. At June 30, 1996, $60,000 of the Savings Bank's multi-family residential and commercial real estate loans were non-performing, which constituted 11.8% of total non-performing loans at such date.

    CONSTRUCTION LOANS. The Savings Bank also originates residential construction loans to individuals who have a contract with a builder for the construction of their residence and, to a much lesser extent, to local real estate builders, generally with whom it has an established relationship. The Savings Bank's construction loans are secured by property located primarily in the Savings Bank's primary market area. At June 30, 1996, construction loans amounted to $2.4 million or 10.2% of the Savings Bank's total loan portfolio.

    The Savings Bank's construction loans to individuals generally have variable interest rates during the construction period with payments being made monthly on an interest-only basis. Construction loans to individuals are typically not made in connection with the granting of the permanent loan on the property.

    Prior to making a commitment to fund a construction loan, the Savings Bank requires an appraisal of the property by an independent state-licensed and qualified appraiser. The appraiser typically reviews and inspects each project at the commencement of construction and throughout the term of the construction loan. Loan proceeds are disbursed after inspections of the project by the appraiser based on the percentage of completion.

    Construction lending is generally considered to involve a higher level of risk as compared to permanent single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. In addition, construction loans to a builder may not always be pre-sold and thus could pose a greater potential risk to the Savings Bank than construction loans to individuals on their personal residences. Nevertheless, the Savings Bank has attempted to minimize the foregoing risks by, among other things, limiting the extent of its construction lending as a proportion of the total loan portfolio and by limiting its construction lending solely to residential properties.

    CONSUMER LOANS. The Savings Bank has been originating consumer loans in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. The consumer loans offered by the Savings Bank include home equity lines of credit, home improvement loans, unsecured personal loans and lines of credit and automobile loans. At

June 30, 1996, consumer loans amounted to $8.8 million or 37.7% of the Savings Bank's total loan portfolio.

    Home equity lines of credit are originated by the Savings Bank for up to 80% of the appraised value, less the amount of any existing prior liens on the property. The Savings Bank also offers home improvement loans in amounts up to 90% of the appraised value, less the amount of any existing prior liens. In 1987, the Savings Bank entered into a contractual arrangement with an individual who assisted the Savings Bank in originating and servicing home improvement loans through a network of dealers. Although the contractual arrangement was terminated in January 1994 (which resulted in the Savings Bank's recognition of $110,000 of expense during fiscal 1994), the Savings Bank continues to originate home improvement loans through a network of dealers which directly engage in the home improvement project. Home equity lines of credit have a maximum term of ten years and interest rates which adjust in accordance with a designated prime rate. Home improvement loans have a maximum term of ten years and generally carry fixed interest rates.
In either case, the Savings Bank will secure the loan with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. At June 30, 1996, home equity lines of credit and home improvement loans totalled $7.8 million or 88.7% of the Savings Bank's total consumer loan portfolio.

    The Savings Bank also offers unsecured lines of credit up to $3,000 with terms up to 24 months as well as automobile loans up to $25,000 with terms up to 60 months. The Savings Bank generally offers these loans to existing customers. At June 30, 1996, $998,000 or 11.3% of the Savings Bank's total consumer loan portfolio consisted of unsecured personal loans and lines of credit and automobile loans.

    The underwriting standards employed by the Savings Bank for consumer loans include a determination of the applicant's credit history and an assessment of the borrower's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of any security in relation to the proposed loan amount. Upon termination of the Savings Bank's consulting arrangement discussed above, the Savings Bank revised its loan underwriting and collection policies in order to enhance its consumer loan underwriting standards and improve its collection efforts.

    Consumer loans generally have shorter terms and higher interest rates than mortgage loans but often involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower.
 The Savings Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers. Nevertheless, at June 30, 1996, $333,000 of the Savings Bank's consumer loans were non-performing, which constituted 65.8% of total non-performing loans and 3.8% of total consumer loans at such date.

    COMMERCIAL BUSINESS LOANS. In prior years, the Savings Bank became involved in purchasing office equipment and other commercial leases, primarily through the investment consulting and loan servicing firm located in Monroeville, Pennsylvania which was discussed above. The consulting firm underwrote the leases pursuant to the Savings Bank's underwriting standards and procedures. The Savings Bank then generally reviewed the documents and made a determination whether to purchase such lease. The Savings Bank no longer has any outstanding lease loans with this firm and does not plan to purchase any additional loans from them in the future.

    LOAN FEE INCOME. In addition to interest earned on loans, the Savings Bank receives income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions.

    The Savings Bank charges loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination and commitment fees in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are credited and amortized in the same manner. In accordance with Financial Accounting Standards Board ("FASB") Statement No. 91, the Savings Bank recognized $67,000, $49,000 and $116,000 of deferred loan fees during the years ended June 30, 1996, 1995 and 1994, respectively, in connection with loan refinancing, payoffs and ongoing amortization of outstanding loans.

ASSET QUALITY

    DELINQUENT LOANS. When a borrower fails to make a required payment on a loan, the Savings Bank attempts to cure the deficiency by contacting the borrower and seeking the payment. Contacts are generally made at least 15 days after a payment is due. In most cases, deficiencies are cured promptly.
 If a delinquency continues, the loan and payment history are reviewed and efforts are made to collect the loan. While the Savings Bank generally prefers to work with borrowers to resolve such problems, the Savings Bank will institute foreclosure or other proceedings, as necessary, to minimize any potential loss. The Savings Bank generally initiates such proceedings when a loan becomes 90 days delinquent.

    The following table sets forth information concerning delinquent loans at June 30, 1996, in dollar amounts and as a percentage of the Savings Bank's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.


                                                  June 30, 1996
                          -----------------------------------------------------------
                               30-59                                 90 or More Days
                            Days Overdue       60-89 Days Overdue         Overdue
                          ------------------   ------------------    ----------------
                                    Percent              Percent              Percent
                                    of Total             of Total             of Total
                           Amount     Loans     Amount     Loans      Amount    Loans
                           ------   --------    ------   --------     ------  --------
                                                   (Dollars in Thousands)
Single-family residential   $297     1.40%      $ 14       0.07%       $113     0.53%
Multi-family residential
   and commercial real
   estate                    107     0.51        537       2.54          60     0.28
Construction                  --       --         --         --          --       --
Consumer                     262     1.24        153       0.72         333     1.57
Commercial business           --       --         --         --          --       --
                            ----     ----       ----       ----        ----     ----
   Total delinquent loans   $666     3.15%      $704       3.33%       $506     2.39%
                            ----     ----       ----       ----        ----     ----
                            ----     ----       ----       ----        ----     ----


    NON-PERFORMING ASSETS. Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Savings Bank does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery.

    Real estate acquired by the Savings Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Pursuant to a statement of position ("SOP 92-3") issued by the American Institute of Certified Public Accountants in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value. The Savings Bank's accounting for its real estate acquired by foreclosure complies with the guidance set forth in SOP 92-3.

    The following table sets forth the amounts and categories of the Savings Bank's non-performing assets at the dates indicated. The Savings Bank did not have any troubled debt restructurings at any of the dates presented.


                                                   June 30,
                                           ------------------------
                                           1996      1995      1994
                                           ----      ----      ----
                                            (Dollars in Thousands)

Non-accruing loans:
   Single-family residential               $111    $  269    $  245
   Multi-family residential and
     commercial real estate                  60       492       450
   Construction                              --        --       468
   Consumer                                 137       283       180
   Commercial business                       --        38        70
                                         ------     -----     -----
     Total non-accruing loans               308     1,082     1,413
Accruing loans greater than
   90 days delinquent:
   Single-family residential                  2        22        20
   Multi-family residential and
     commercial real estate                  --        --       415
   Consumer                                 196       161        37
                                         ------     -----     -----
     Total accruing loans greater than
       90 days delinquent                   198       183       472
                                         ------     -----     -----
     Total non-performing loans             506     1,265     1,885
Real estate owned                           166       228       407
                                         ------     -----     -----
   Total non-performing assets           $  672    $1,493    $2,292
                                         ------     -----     -----
                                         ------     -----     -----
   Total non-performing loans
     as a percentage of total loans        2.39%     5.31%     7.97%
                                         ------     -----     -----
                                         ------     -----     -----
   Total non-performing assets
     as a percentage of total assets       1.43%     3.50%     5.47%
                                         ------     -----     -----
                                         ------     -----     -----

    For the years ended June 30, 1996, 1995 and 1994, approximately $29,000, $97,000 and $95,000, respectively, in gross interest income would have been recorded on loans accounted for on a non-accrual basis if such loans had been current in accordance with their original terms and had been outstanding throughout the year or since origination if held for part of the year. For the years ended June 30, 1996, 1995 and 1994, $6,000, $32,000 and $27,000,
respectively, were included in interest income for these same loans.

    The $506,000 of non-performing loans at June 30, 1996 included $113,000 of single-family residential loans, $60,000 of multi-family residential and commercial real estate loans (consisting of one loan), $333,000 of consumer loans (consisting of 38 loans), 32 of which are secured by single-family residential real estate, and no commercial business loans. The $166,000 of real estate owned at June 30, 1996 consisted of two commercial real estate properties and one single family residential property.

    The decline in non-performing assets during the year ended June 30, 1996 was primarily due to a $178,000 decrease in non-performing single-family residential loans, a $432,000 decrease in non-performing multi-family residential and commercial real estate loans, a $111,000 decrease in non-performing consumer loans, a $38,000 decrease in non-performing commercial business loans and a $62,000 decrease in real estate owned. The decrease in non-performing loans reflected the Savings Bank's more aggressive and enhanced collection efforts with respect to its non-performing assets. The decline in non-performing assets during fiscal 1995 was primarily due to a $373,000 decrease in non-performing multi-family residential and commercial real estate loans, a $468,000 decline in non-performing construction loans, a $179,000 decrease in real estate owned and a $32,000 decrease in non-performing commercial business loans, which were partially offset by increases of $227,000 and $26,000 in non-performing consumer and single-family residential loans, respectively. The decline in non-performing multi-family residential and commercial real estate loans in fiscal 1996 reflected the receipt of additional payments with respect to the $405,000 commercial real estate loan which is the Savings Bank's largest loan and which was 60 days delinquent as of June 30, 1996, the foreclosure of a commercial loan with a net balance of $65,000 and charge-offs of $194,000 in the consumer loan portfolio.

    ALLOWANCE FOR LOAN LOSSES. It is management's policy to maintain an allowance for estimated losses based on the perceived risk of loss in the loan portfolio and the adequacy of the allowance. Management's periodic evaluation of the adequacy of the allowance is based on the Savings Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral and current economic conditions. The allowance is increased by provisions for loan losses which are charged against income. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements in the 1996 Annual Report to Stockholders, filed as Exhibit 8 hereto (the "1996 Annual Report").

    Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Pennsylvania Department of Banking (the "Department") and the FDIC, as an integral part of their examination process, periodically review the Savings Bank's allowance for possible loan losses. Such agencies may require the Savings Bank to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

    The following table sets forth an analysis of the Savings Bank's allowance for loan losses during the periods indicated.

                                          Year Ended June 30,
                                     -----------------------------
                                      1996        1995       1994
                                     -------    -------    -------
                                         (Dollars in Thousands)

Total loans outstanding (net)        $21,168    $23,845    $23,664
                                     -------    -------    -------
                                     -------    -------    -------
Average loans outstanding, net       $22,708    $24,546    $25,195
                                     -------    -------    -------
                                     -------    -------    -------
Balance at beginning of period       $   531    $   327    $   327
Charge-offs:
  Single-family residential              --          20         --
  Multi-family residential and
     commercial real estate              116         --          4
  Consumer                               194        164         50
  Commercial business                      2          2          6
                                     -------    -------    -------
     Total charge-offs                   312        186         60
Recoveries:
  Consumer                                13          5          2
                                     -------    -------    -------
     Total recoveries                     13          5          2
                                     -------    -------    -------
Net charge-offs                         (299)      (181)       (58)
Provision for loan losses                105        385         58
                                     -------    -------    -------
Balance at end of period             $   337    $   531    $   327
                                     -------    -------    -------
                                     -------    -------    -------
Allowance for loan losses as a
   percent of total loans
   outstanding                          1.59%      2.23%      1.38%
                                     -------    -------    -------
                                     -------    -------    -------
Allowance for loan losses as a
   percent of total
   non-performing loans                66.60%     41.98%     17.35%
                                     -------    -------    -------
                                     -------    -------    -------
Ratio of net charge-offs to
   average loans outstanding            1.32%      0.74%      0.23%
                                     -------    -------    -------
                                     -------    -------    -------

    The following table sets forth information concerning the allocation of the Savings Bank's allowance for loan losses by loan categories at the dates indicated.


                                                                        June 30,
                                      ------------------------------------------------------------------------
                                              1996                     1995                    1994
                                      ---------------------   -----------------------   ----------------------
                                               Percent of                Percent of               Percent of
                                              Loans in Each             Loans in Each            Loans in Each
                                               Category to               Category to              Category to
                                      Amount   Total Loans    Amount     Total Loans    Amount    Total Loans
                                      ------   -----------    ------     -----------    ------    -----------
                                                               (Dollars in Thousands)

Single-family residential loans(1)     $ 22       51.0%        $ 59         48.0%        $ 67         53.0%
Multi-family residential and
   commercial real estate loans         170       11.3          309         13.0          149         14.9
Consumer loans                          145       37.7          157         38.8           92         31.8
Commercial business loans                --         --            6          0.2           19          0.3
                                       ----      -----         ----        -----         ----        -----
     Total                             $337      100.0%        $531        100.0%        $327        100.0%
                                       ----      -----         ----        -----         ----        -----
                                       ----      -----         ----        -----         ----        -----


------------------

(1) Includes both permanent and construction loans secured by single-family residential real estate.

INVESTMENT ACTIVITIES

    The Savings Bank invests in various types of securities, including U.S. Government and agency obligations, corporate and municipal debt securities and mortgage-backed securities guaranteed by the FHLMC. The investment policy of the Savings Bank, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk, and investment portfolio asset concentrations. The Savings Bank's investment policy is currently implemented by the Savings Bank's President and Chief Executive Officer and is overseen by the Board of Directors.

    Securities that management has the intent and positive ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Securities that management has the clear intent of selling in advance of maturity, or which management is uncertain it will hold until maturity are classified as available for sale and are reported at their fair value. At June 30, 1996, $10.3 million of the Savings Bank's $13.3 million of investment securities were classified as available for sale and the remaining $3.0 million were classified as held to maturity.

    The following table sets forth information relating to the amortized cost and market value of the Savings Bank's investment securities (including investment securities held to maturity and available for sale).


                                                                    June 30,
                                       ----------------------------------------------------------------
                                               1996                   1995                  1994
                                       -------------------   -------------------    -------------------
                                       Amortized    Market   Amortized    Market    Amortized    Market
                                          Cost      Value       Cost      Value       Cost       Value
                                       ---------    ------   ---------    ------    ---------    ------
                                                            (In Thousands)

Investment securities held to
  maturity:
  U.S. Government and agency
      obligations                       $2,000      $2,004      $2,750    $2,758      $1,650     $1,620
  Corporate obligations                    764         775       1,657     1,679       2,243      2,239
  Municipal obligations                    200         202         200       202         200        201
  Mortgage-backed securities                20          20          27        27          38         38
  Other(1)                                  --          --          --        --           6         91
                                        ------     -------      ------    ------      ------     ------
    Total investment securities
      held to maturity                  $2,984      $3,001      $4,634    $4,666      $4,137     $4,189
                                        ------     -------      ------    ------      ------     ------
                                        ------     -------      ------    ------      ------     ------
Investment securities
  available for sale:
  U.S. Government and agency
      obligations                       $9,982      $9,863       $ 899     $ 907      $   --     $   --
  Corporate obligations                    398         403         399       406          --         --
                                        ------     -------      ------    ------      ------     ------
       Total investment securities
         available for sale            $10,380     $10,266      $1,298    $1,313      $   --     $   --
                                        ------     -------      ------    ------      ------     ------
                                        ------     -------      ------    ------      ------     ------


---------------

(1) Consists of FHLMC Preferred Stock.

    The following table sets forth the amount of the Savings Bank's investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1996.


                                                        Contractually Maturing
                                    -------------------------------------------------------------
                                              Weighted               Weighted            Weighted
                                    Under 1   Average                Average    Over 5   Average
                                     Year      Yield     1-5 Years    Yield     Years     Yield
                                    -------   --------   ---------   --------   ------   --------
                                                         (Dollars in Thousands)

Investment securities held to
  maturity:
  U.S. Government and
    agency obligations               $1,500    6.38%     $  500         6.73%   $   --      --%
  Corporate obligations                 274    5.89         490         6.32        --      --
  Municipal obligations                  --      --          --           --       200    5.75
  Mortgage-backed securities             --      --          --           --        20    7.50
                                     ------    ----       -----         ----     -----    ----
  Total investment securities
    held to maturity                 $1,774    6.30%     $  990         6.53%   $  220    5.91%
                                     ------    ----       -----         ----     -----    ----
                                     ------    ----       -----         ----     -----    ----
Available for sale(1):
  U.S. Government and
    agency obligations               $   --      --%     $3,123         6.76%   $4,792    7.33%
  Corporate obligations                  --      --         403         7.66        --      --
  Mortgage-backed securities             --      --          --           --     1,944    7.25
                                     ------    ----       -----         ----     -----    ----
    Total investment securities
      available for sale             $   --      --%     $3,526         6.86%   $6,736    7.30%
                                     ------    ----       -----         ----     -----    ----
                                     ------    ----       -----         ----     -----    ----


---------------------

(1) Reflected at fair value.


    The actual maturity of the Savings Bank's investment securities may differ from contractual maturity since certain of the Savings Bank's investment securities are subject to call provisions which allow the issuer to accelerate the maturity date of the security. In addition, due to repayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities. See Notes 2 and 3 of the Notes to Consolidated Financial Statements in the 1996 Annual Report, filed as Exhibit 8 hereto.

SOURCES OF FUNDS

    GENERAL. Deposits are the primary source of the Savings Bank's funds for lending and other investment purposes. In addition to deposits, the Savings Bank derives funds from loan principal repayments and prepayments, the maturity and sales of investment securities and operations. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

    DEPOSITS. The Savings Bank's deposit products include a broad selection of deposit instruments, including passbook savings and club accounts, NOW accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

    The Savings Bank's deposits are obtained primarily from residents of Allegheny County and Armstrong County, Pennsylvania. The Savings Bank attracts deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient office locations and service hours. In addition, the Savings Bank had installed an automated teller machine in a retail department store located in Kittanning, Pennsylvania. The Savings Bank utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. The Savings Bank does not advertise for deposits outside of its local market area or utilize the services of deposit brokers, and management believes that an insignificant number of deposit accounts were held by non-residents of Pennsylvania at June 30, 1996.

    The following table shows the distribution of and certain other information relating to the Savings Bank's deposits by type as of the dates indicated.


                                                                  June 30,
                                      ---------------------------------------------------------------------
                                            1996                    1995                      1994
                                      --------------------    ---------------------    --------------------
                                                Percent of               Percent of              Percent of
                                      Amount     Deposits     Amount      Deposits     Amount     Deposits
                                      -------   ----------    -------     ---------    -------   ----------
                                                              (Dollars in Thousands)

Transaction accounts:
  Passbook savings and club
    accounts                          $10,577     28.28%      $10,389       27.47%     $13,408      35.83%
  NOW accounts                          3,028      8.11         3,018        7.98        3,140       8.39
  Money market accounts                 1,008      2.70           989        2.62        1,144       3.06
                                       ------    ------        ------      ------       ------     ------
    Total transaction accounts         14,593     39.09        14,396       38.07       17,692      47.28
                                       ------    ------        ------      ------       ------     ------
Certificates of deposit:
  Within 1 year                        12,199     32.68        15,302       40.46       10,132      27.08
  1-2 years                             3,628      9.72         2,078        5.49        4,782      12.78
  2-3 years                             2,978      7.98         2,968        7.85        1,391       3.72
  3-4 years                             2,040      5.46         1,206        3.19        1,967       5.26
  4-5 years                             1,895      5.08         1,869        4.94        1,407       3.76
  Over 5 years                             --        --            --          --           45       0.12
                                       ------    ------        ------      ------       ------     ------
    Total certificates of deposit      22,740     60.91        23,423       61.93       19,724      52.72
                                       ------    ------        ------      ------       ------     ------
    Total deposits                    $37,333    100.00%      $37,819      100.00%     $37,416     100.00%
                                       ------    ------        ------      ------       ------     ------
                                       ------    ------        ------      ------       ------     ------


    The following table sets forth the savings activities of the Savings Bank during the periods indicated.

                                             Year Ended June 30,
                                        -----------------------------
                                         1996        1995       1994
                                        ------      ------     ------
                                                (In Thousands)

Deposits                               $29,221     $25,330    $24,676
Withdrawals                             30,889      26,061     25,609
                                        ------      ------     ------
  Net decrease before interest
     credited                           (1,668)       (731)      (933)
Interest credited                        1,182       1,134      1,207
                                        ------      ------     ------
  Net increase (decrease)
     in deposits                       $  (486)     $  403     $  274
                                        ------      ------     ------
                                        ------      ------     ------




    The following table shows the interest rate and maturity information for the Savings Bank's certificates of deposit at June 30, 1996.

                                         Maturity Date
                  ------------------------------------------------------------
                  One Year       Over          Over         Over
Interest Rate     or Less      1-2 Years     2-3 Years     3 Years       Total
--------------    --------     ---------     ---------     -------      ------
                                           (In Thousands)

2.00 - 4.00%      $    --       $   --        $   --        $   33     $    33
4.01 - 6.00%       11,319        2,749         2,591         1,380      18,039
6.01 - 8.00%          880          879           387         2,522       4,668
                   ------        -----         -----         -----      ------
  Total           $12,199       $3,628        $2,978        $3,935     $22,740
                   ------        -----         -----         -----      ------
                   ------        -----         -----         -----      ------

    The following table sets forth the maturities of the Savings Bank's certificates of deposit having principal amounts of $100,000 or more at June 30, 1996.


           Certificates of deposit maturing
                 in quarter ending:                          Amount
        ----------------------------------------         -------------
                                                         (In Thousands)

        September 30, 1996                                   $  100
        December 31, 1996                                       100
        March 31, 1997                                          205
        After March 31, 1997                                  1,339
                                                              -----
          Total certificates of deposit with
            balances of $100,000 or more                     $1,744
                                                              -----
                                                              -----

COMPETITION

    The Savings Bank faces significant competition for real estate loans, principally from mortgage banking companies, other savings institutions, commercial banks and credit unions. Factors which affect competition generally include the general and local economic conditions, current interest rate levels and volatility in the mortgage markets. The Savings Bank also faces significant competition in attracting deposits. Its most direct competition for deposits has historically come from commercial banks and other savings institutions located in its market area. The Savings Bank faces additional significant competition for investors' funds from other financial intermediaries. The Savings Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient branch locations, hours and other services. The Savings Bank does not rely upon any individual group or entity for a material portion of its deposits.

    Federal legislation in recent years has eliminated many of the distinctions between commercial banks and savings institutions and holding companies and allowed bank holding companies to acquire savings institutions.
 Such legislation has generally resulted in an increase in the competition encountered by savings institutions and has resulted in a decrease in both the number of savings institutions and the aggregate size of the savings industry.

EMPLOYEES

    The Savings Bank had 11 full-time employees and six part-time employees as of June 30, 1996. None of these employees is represented by a collective bargaining agent. The Savings Bank believes that it enjoys good relations with its personnel.

SUBSIDIARIES

    At June 30, 1996, the Savings Bank had one wholly owned subsidiary, Pennwood Service Corporation, which held no significant assets and was inactive as of such date.

                                      REGULATION

    GENERAL. The Savings Bank is incorporated under Pennsylvania law under the Banking Code of 1965, as amended (the "Banking Code") and is subject to extensive regulation and examination by the Department and by the FDIC. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the Department and the FDIC to test the Savings Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the U.S. Congress could have a material adverse impact on the Savings Bank and its operations.

    INSURANCE OF ACCOUNTS. The deposits of the Savings Bank are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC.

    The Savings Bank currently pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups which is based solely on the level on an institution's capital - "well capitalized," "adequately capitalized" and "undercapitalized." These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The Savings Bank was classified as a "well capitalized" institution as of June 30, 1996.

    Both the SAIF and the Bank Insurance Fund (the "BIF"), the federal deposit insurance fund that covers the deposits of state and national banks and certain state savings banks, are statutorily required to be recapitalized to a ratio of 1.25% of insured reserve deposits. The BIF has achieved the required reserve ratio, and, as discussed below, the FDIC recently substantially reduced the average deposit insurance premium paid by BIF-insured banks to a level substantially below the average paid by savings institutions.

    On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996. Accordingly, in the absence of further legislative action, SAIF members such as Savings Bank will be competitively disadvantaged as compared to commercial banks by the resulting premium differential.

    The U.S. House of Representatives and Senate have actively considered legislation which would have eliminated the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The proposed legislation would have required all SAIF member institutions to pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would have been sufficient to bring the reserve ratio for the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF, it was anticipated that the amount of the special assessment required to recapitalize the SAIF would have been approximately 80 to 85 basis points of the SAIF-assessable deposits as of March 31, 1995. It was also anticipated that after the recapitalization of the SAIF, premiums paid by SAIF-insured institutions would be reduced to match those currently being assessed BIF-insured institutions. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

    The legislation discussed above had been, for some time, included as part of a fiscal 1996 federal budget bill, but was eliminated prior to the bill being enacted on April 26, 1996. In light of the legislation's elimination and the uncertainty of the legislative process generally, management cannot predict whether legislation reducing SAIF premiums and/or imposing a special one-time assessment will be adopted, or, if adopted, the amount of the assessment, if any, that would be imposed on the Savings Bank.

    If legislation were to be enacted in the future which would assess a one-time special assessment of 80 basis points, the Savings Bank would (based upon the Savings Bank's SAIF deposits as of March 31, 1995) incur an adverse earnings impact of approximately $300,000, gross of related tax benefits, if any. In addition, the enactment of such legislation might have the effect of immediately reducing the Savings Bank's capital by such an amount.

    The FDIC may terminate the deposit insurance of any insured depository institution, including the Savings Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Savings Bank's deposit insurance.

    CAPITAL REQUIREMENTS. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Savings Bank, will not be members of the Federal Reserve System. The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

    The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At June 30, 1996, the Savings Bank met each of its capital requirements.

    In August 1995, the FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing capital adequacy of a bank. Under the final rule, the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. In addition, in August 1995, the FDIC and the other federal banking agencies published a joint policy statement for public comment that describes the process the banking agencies will use to measure and assess the exposure of a bank's net economic value to changes in interest rates. Under the policy statement, the FDIC will consider results of supervisory and internal interest rate risk models as one factor in evaluating capital adequacy. The FDIC intends, at a future date, to incorporate explicit minimum requirements for interest rate risk in its risk-based capital standards through the use of a model developed from the policy statement, a future proposed rule and the public comments received therefrom.

    The Savings Bank is also subject to more stringent Department capital guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

    ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

    PENNSYLVANIA SAVINGS BANK LAW. The Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of the Savings Bank and its affairs. The Banking Code delegates extensive rulemaking power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

    One of the purposes of the Banking Code is to provide savings banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, federal and foreign laws. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in the Commonwealth of Pennsylvania, with the prior approval of the Department.

    The Department generally examines each savings bank not less frequently than once every two years. Although the Department may accept the examinations and reports of the FDIC in lieu of the Department's examination, the present practice is for the Department to conduct individual examinations. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

    REGULATORY ENFORCEMENT AUTHORITY. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

                              FEDERAL AND STATE TAXATION

    GENERAL. The Savings Bank is subject to the corporate tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Savings Bank.

    FISCAL YEAR. The Savings Bank and its subsidiaries file a consolidated federal income tax return on a June 30 year end basis.

    METHOD OF ACCOUNTING. The Savings Bank maintains its books and records for federal income tax purposes using the accrual method of accounting. The accrual method of accounting generally requires that items of income be recognized when all events have occurred that establish the right to receive the income and the amount of income can be determined with reasonable accuracy, and that items of expense be deducted at the later of (i) the time when all events have occurred that establish the liability to pay the expense and the amount of such liability can be determined with reasonable accuracy or (ii) the time when economic performance with respect to the item of expense has occurred.

    BAD DEBT RESERVES. Savings institutions, such as the Savings Bank, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method as described below. The following formulas may be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or (ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the institution's annual bad debt deduction.

    Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the Savings Bank's "base year," which was its tax year ended June 30, 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

    Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method permits a qualifying savings institution to be taxed at a lower effective federal income tax rate than that applicable to corporations in general. This resulted generally in an effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate was increased to 35%, which increased the maximum effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2%. Any savings institution at least 60% of whose assets are qualifying assets, as described in the Code, will generally be eligible for the full deduction of 8% of taxable income.
As of June 30, 1996, approximately 92% of the assets of the Savings Bank were "qualifying assets" as defined in the Code.

    Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which, when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. In addition, the deduction for qualifying real property loans is reduced by an amount equal to all or part of the deduction for non-qualifying loans.

    At June 30, 1996, the federal income tax bad debt reserves of the Savings Bank included $979,000 for which no federal income tax has been provided. Because of these federal income tax bad debt reserves and the liquidation account to be established for the benefit of certain depositors of the Savings Bank in connection with the conversion of the Savings Bank to stock form, the retained earnings of the Saving Bank are substantially restricted.

    On August 20, 1996, President Clinton signed into law the "Small Business Job Protection Act" which included legislation, effective for tax years beginning after December 31, 1995, whereby a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Savings Bank, would no longer be permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions will be permitted to use the experience method in lieu of deducting bad debts only as they occur. The legislation will require the Savings Bank to realize increased current tax lability over a period of at least six years, beginning in the fiscal year ending June 30, 1997. Specifically, the legislation requires a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year beginning before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. However, such recapture requirements may be suspended for each of two successive taxable years beginning on or after January 1, 1996, in which the Savings Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Savings Bank during its six taxable years preceding 1996. It is anticipated that any recapture of the Savings Bank's bad debt reserves accumulated the first tax year ending after 1987 would not have a material adverse effect on the Savings Bank's financial condition and results of operations.

    MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include
(a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

    NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986.

At June 30, 1996, the Savings Bank had no NOL carryforwards for federal income tax purposes.

    AUDIT BY IRS. The Savings Bank's federal income tax returns for taxable years through June 30, 1993 have been closed for the purpose of examination by the Internal Revenue System.

    STATE TAXATION. The Savings Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, which imposes a tax at the rate of 11.5% on the Savings Bank's net earnings, determined in accordance with generally accepted accounting principles, as shown on its books. For fiscal years beginning in 1983, and thereafter, NOLs may be carried forward and allowed as a deduction for three succeeding years. This Act exempts the Savings Bank from all other corporate taxes imposed by Pennsylvania for state tax purposes, and from all local taxes imposed by political subdivisions thereof, except taxes on real estate and real estate transfers. At June 30, 1996, the Savings Bank had no net operating losses.

ITEM 2. PROPERTIES

    At June 30, 1996, the Savings Bank conducted its business from its main office in Pittsburgh, Pennsylvania and two branch offices in Kittanning, Pennsylvania. The following tables set forth the net book value (including leasehold improvement, furnishings and equipment) and certain other information with respect to the offices and other properties of the Savings Bank at June 30, 1996.

                                                Net Book Value of    Amount of
Description/Address              Leased/Owned        Property        Deposits
-------------------------        ------------   -----------------    ---------
                                                         (In Thousands)

Main Office                         Owned            $  292           $19,005
683 Lincoln Avenue
Pittsburgh, Pennsylvania 15202

Branch Offices:                     Owned            $  724           $11,767
125 Market Street
Kittanning, Pennsylvania 16201


4 Hilltop Plaza                    Leased(1)         $   80           $ 6,561
Kittanning, Pennsylvania 16201
                                                      -----            ------
     Total                                           $1,096           $37,333
                                                      -----            ------
                                                      -----            ------

--------------

(1) This property is subject to a lease which expires on July 1997 and the Savings Bank has an option to renew the lease for an additional period of five years.


ITEM 3. LEGAL PROCEEDINGS

    The Savings Bank is not involved in any pending legal proceedings other than nonmaterial legal proceedings occurring in the ordinary course of business.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information required herein is incorporated by reference from the definitive proxy statement of the Savings Bank for the 1996 Annual Meeting of Stockholders which will be filed with the FDIC ("Definitive Proxy Statement").

                                       PART II


ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The information required herein is incorporated by reference from page 40 of the Savings Bank's 1996 Annual Report to Stockholders filed as Exhibit 6 hereto ("1996 Annual Report").

ITEM 6. SELECTED FINANCIAL DATA

    The information required herein is incorporated by reference from pages 1 and 2 of the 1996 Annual Report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

    The information required herein is incorporated by reference from pages 4 to 15 of the 1996 Annual Report.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The information required herein is incorporated by reference from pages 16 to 38 of the 1996 Annual Report.

                                       PART III

ITEM 9. DIRECTORS AND PRINCIPAL OFFICERS OF THE REGISTRANT

    The information required herein is incorporated by reference from the Definitive Proxy Statement.

ITEM 10. MANAGEMENT COMPENSATION AND TRANSACTIONS

    The information required herein is incorporated by reference from the Definitive Proxy Statement.

                                       PART IV


ITEM 11. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND REPORTS ON FORM F-3

(a)(1)   The following financial statements are incorporated by reference from
         Item 8 hereof:

         Consolidated Balance Sheets as of June 30, 1996 and June 30, 1995

         Consolidated Statements of Income for the Years ended June 30, 1996 and 1995

         Consolidated Statements of Net Worth for the Years ended June 30, 1996 and 1995

         Consolidated Statements of Cash Flows for the Years ended June 30, 1996 and 1995.

         Notes to Consolidated Statements

(a)(2) Financial Statement Schedules - Financial Statement Schedules are omitted due to inapplicability or because required information is shown in the Financial Statements or the Notes thereto.

(a)(3)   Exhibits:

No.    Exhibits                                                          Page
                                                                         ----
1a     Amended and Restated Articles of Incorporation of Pennwood
       Savings Bank                                                        *
1b     Bylaws of Pennwood Savings Bank                                     *
2      Stock Certificate of Pennwood Savings Bank                          *
6      Annual Report to Stockholders for
       the Year Ended June 30, 1996                                       E-1
9      List of the Bank's Subsidiaries
       (See "Business - Subsidiaries" in
       this Form F-2)                                                     --


(b) Reports on Form F-3 - None.

------------

* Incorporated herein by reference from the Savings Bank's Registration Statement on Form F-1 filed with the FDIC on June 19, 1996.

                                   SIGNATURES


    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      PENNWOOD SAVINGS BANK


                                      By:  /s/ Paul S. Pieffer
                                           ----------------------------------
                                           Paul S. Pieffer
                                           President, Chief Executive Officer
                                             and Director


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Paul S. Pieffer                                   September 26, 1996
---------------------------------
Paul S. Pieffer
President, Chief Executive
  Officer and Director



/s/ Charles R. Frank                                  September 26, 1996
---------------------------------
Charles R. Frank
Chairman of the Board and
  Director



/s/ Mary M. Frank                                     September 26, 1996
---------------------------------
Mary M. Frank
Vice Chairman of the Board,
Director and Treasurer

/s/ John B. Mallon                                    September 26, 1996
---------------------------------
John B. Mallon
Director



/s/ Joseph Touhill                                    September 26, 1996
---------------------------------
Joseph Touhill
Director



/s/ Robert W. Hannan                                  September 26, 1996
---------------------------------
Robert W. Hannan
Director



/s/ Michael Kotyk                                     September 26, 1996
---------------------------------
Michael Kotyk
Director



/s/ H. J. Zoffer                                      September 26, 1996
---------------------------------
H.J. Zoffer
Director



/s/ James W. Kihm                                     September 26, 1996
---------------------------------
James W. Kihm
Vice President and Secretary
(also principal accounting officer)

                                                                      EXHIBIT 6














                      PENNWOOD SAVINGS BANK



                        1996 ANNUAL REPORT

                         TO STOCKHOLDERS

                        TABLE OF CONTENTS



                                                                   Page
                                                                   ----

Financial Highlights..................................               1

President's Letter to Stockholders....................               3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations...........................               4

Consolidated Financial Statements:

    Independent Auditors' Report......................               16

    Consolidated Balance Sheets.......................               17

    Consolidated Statements of Income.................               18

    Consolidated Statements of Net Worth..............               19

    Consolidated Statements of Cash Flows.............               20

    Notes to Consolidated Financial Statements........               22

Directors and Executive Officers......................               39

Banking Locations.....................................               39

Stockholder Information...............................               40

                       FINANCIAL HIGHLIGHTS

    The following selected consolidated financial and other data of the Savings Bank does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information, including the Consolidated Financial Statements and Related Notes, appearing elsewhere herein.





                                                              June 30,
                                     --------------------------------------------------
                                     1996       1995        1994        1993       1992
                                     ----       ----        ----        ----       ----


Selected Balance Sheet Data:

Total assets                         $46,900    $42,634     $41,902     $41,576    $41,122

Cash and cash equivalents(1)          10,106     10,624      11,815      12,853      9,817

Investment securities(2):

  Available for sale                  10,266      1,313        --          --          --

  Held to maturity                     2,984      4,634       4,137         355        519

Loans receivable, net                 21,168     23,845      23,664      25,967     28,259

Deposits                              37,333     37,819      37,416      37,142     36,801

Deposit of stock subscription rights   4,569       --          --          --         --

Net worth                              4,076      3,862       3,737       3,543      3,280

Full service offices                       3          3           3           3          3





                                                            Year Ended June 30,
                                       --------------------------------------------------------
                                       1996         1995         1994         1993         1992
                                       ----         ----         ----         ----         ----


Selected Operating Data:

Total interest income                  $3,378       $3,146       $2,820       $2,866       $3,464

Total interest expense                  1,717        1,570        1,474        1,573        2,189
                                       ------       ------       ------       ------       ------

  Net interest income                   1,661        1,576        1,346        1,293        1,275

Provision for loan losses                 105          385           58           75           60
                                       ------       ------       ------       ------       ------

Net interest income after
  provision for loan losses             1,556        1,191        1,288        1,218         1,215

Other income                              104          190          124          158           171

Other expenses                          1,201        1,215        1,252          950           898
                                       ------       ------       ------       ------        ------

Income before income taxes
  and cumulative effect
  of change in accounting
  principle                               459          166          160          426           488

Provision for income taxes                162           51           56          162            95
                                       ------       ------       ------       ------        ------

Income before cumulative
  effect of change in accounting
  principle                               297          115          104          264           393

Cumulative effect of change
  in accounting principle(3)             --           --             90          --           --
                                      -------      -------      -------      -------        ------

Net income                            $   297      $   115      $   194      $   264        $  393
                                      -------      -------      -------      -------        ------
                                      -------      -------      -------      -------        ------





                                                    At or For the Year Ended June 30,
                                       ----------------------------------------------------------
                                       1996          1995          1994         1993         1992
                                       ----          ----          ----         ----         ----

Selected Operating Ratios(4):

Performance Ratios:

Return on average assets               0.70%         0.28%         0.47%         0.66%        0.95%

Return on average equity               7.34          2.99          5.28          7.68        12.68

Equity to assets at end of period      8.69          9.06          8.92          8.52         7.98

Interest rate spread(5)                3.88          3.84          3.23          3.21         3.11

Net interest margin(5)                 4.17          4.06          3.45          3.43         3.32

Average interest-earning assets to
  average interest-bearing
  liabilities                        106.94        105.50        105.59        105.29      103.56

Net interest income after provision
  for loan losses to total other
  expenses                           129.55         98.02        102.87        128.21      135.30

Total other expenses to average
  total assets                         2.82          2.93          3.00          2.36        2.17

ASSET QUALITY RATIOS:

Non-performing loans to total
  loans at end of period(6)            2.39          5.31          7.97          4.48        3.30

Non-performing assets to
  total assets at end of period(6)     1.43          3.50          5.47          3.80        3.34

Allowance for loan losses to total
  loans at end of period               1.59          2.23          1.38          1.26        1.11

Allowance for loan losses to total
 non-performing loans at end of
 period(6)                            66.60         41.98         17.35        28.12       33.58

CAPITAL RATIOS(7):

Tier 1 risk-based capital ratio       17.06         15.78         15.37         N/A          N/A

Total risk-based capital ratio        18.31         17.03         16.62         N/A          N/A

Tier 1 leverage capital ratio          9.49          9.32          8.97         N/A          N/A


______________________

(1) Consists of cash, interest-bearing deposits (including certificates of
    deposit), money market investments and federal     funds sold.

(2) Investment securities consist of U.S. Government and agency obligations,
    corporate obligations, municipal     obligations and mortgage-backed
    securities.

(3) Reflects the Savings Bank's adoption of Statement of Financial Accounting
    Standards ("SFAS") No. 109,     "Accounting for Income Taxes," effective
    July 1, 1993.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(5) Interest rate spread represents the difference between the weighted
    average yield on interest-earning assets and the     weighted average
    rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Non-performing loans consist of non-accrual loans, accruing loans that
    are contractually past due 90 days or more,     and non-performing assets
    consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7) Prior to fiscal 1994, the Savings Bank operated as a mutual savings and
    loan association.  As such, the Savings     Bank was subject to the
    capital ratios of the Office of Thrift Supervision ("OTS") and not those of the FDIC and was at all times in compliance therewith.

Dear Stockholders:

    We are pleased to present to you our annual report for the fiscal year ended June 30, 1996. It was an historically noteworthy year for Pennwood Savings Bank in that it was our last year as a mutually owned institution. On July 12, 1996, the Bank completed its conversion to a state chartered stock savings bank. In the conversion, we sold 610,128 shares of common stock in a public offering resulting in $5.7 million in net proceeds to the Bank. Future plans call for the formation of a holding company, a process which should be completed by the middle of fiscal 1997.

    Operating results for the year were encouraging and form the basis for further improvement. Net income increased 158% to $297,000 in fiscal 1996 as a result of gains in net interest income and reductions in provisions for loan losses. Asset quality improved as nonperforming assets were reduced to 1.43% of total assets from 3.52% a year earlier.

    As we begin a new era as a public company, we look forward to providing the highest quality service to our customers and stockholders.

                                     Sincerely,


                                     /s/ Paul S. Pieffer
                                     Paul S. Pieffer
                                     President and Chief
                                       Executive Officer

               MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

    The operating results of the Savings Bank depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, which consist principally of loans, investment securities and other investments, and interest expense on interest-bearing liabilities, which consist principally of deposits. The Savings Bank's net income also is affected by its provision for loan losses, as well as the level of its other income, including loan fees and service charges and miscellaneous items, and its other expenses, including compensation and other employee benefits, premises and occupancy costs, federal deposit insurance premiums, data processing expense, net loss on real estate owned and other miscellaneous expenses, and income taxes.

    On July 12, 1996, the Savings Bank completed its conversion from the mutual to the stock form (the "Conversion"). In the Conversion, the Savings Bank issued 610,128 shares of common stock, which resulted in net proceeds to the Savings Bank of approximately $5.7 million. Proceeds received from stock subscriptions in connection with Conversion are reflected in the Consolidated Balance Sheet as of June 30, 1996 included elsewhere in this Annual Report.

CHANGES IN FINANCIAL CONDITION

    The Savings Bank's total assets increased by $4.3 million or 10.0% from $42.6 million at June 30, 1995 to $46.9 million at June 30, 1996. The increase in total assets was primarily due to increases in money market investments and investment securities as a result of funds received from stock subscriptions relating to the Conversion, which were partially offset by decreases in federal funds sold and net loans receivable. The Savings Bank continued the restructuring of its investment portfolio during the year by shifting funds from lower yielding, short-term investments, such as cash, interest-bearing deposits (including certificates of deposit) and federal funds sold, to higher yielding, longer-term investment securities. As a result, during the year, the Savings Bank's investment and mortgage-backed securities (classified as available for sale) increased by $8.9 million from $1.3 million at June 30, 1995 to $10.3 million at June 30, 1996, and money market investments (consisting of interest-bearing deposits, including certificates of deposit, with other financial institutions) increased by $4.1 million or 79.7%, while federal funds sold decreased by $4.2 million from $4.5 million at June 30, 1995 to $300,000 at June 30, 1996. During the year the Savings Bank's investment securities held-to-maturity decreased by $1.7 million or 35.6%. Cash and amounts due from depository institutions decreased by $414,000 or 44.7% during the year. The Savings Bank's net loans receivable decreased $2.7 million or 11.2% during the year. The decrease in net loans receivable during the year was primarily due to $8.5 million of loan repayments, which were partially offset by $6.3 million of loan originations. The increase in the Savings Bank's total assets was primarily funded by an increase of $4.1 million or 10.5% in total liabilities during the year. The increase in total liabilities consisted primarily of $4.5 million in deposits on stock subscriptions held at June 30, 1996 in connection with the Conversion, which was not completed until July 1996. The Savings Bank's net worth increased by $214,000 or 5.5%, which was due to the $297,000 of net income recognized by the Savings Bank during the year, which was partially offset by an $83,000 increase in net unrealized losses on securities classified as available for sale.

    Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods.




                                                                                     Year Ended June 30,
                                                      ---------------------------------------------------------------------------
                                     At June 30,
                                        1996                          1996                                   1995
                                     -----------      ----------------------------------       ----------------------------------
                                                      Average                     Yield/       Average                     Yield/
                                      Yield/Rate      Balance       Interest       Rate        Balance      Interest        Rate
                                      ----------      -------       --------      ------       -------      --------       ------
                                                                          (Dollars in Thousands)


Interest-earning assets:

  Loans receivable, net(1)               9.61%        $22,708        $2,349        10.34%       $24,546       $2,354        9.59%

  Investment securities(2)               6.97          10,582           697         6.59          5,018          302        6.02

  Money market investments(3)            5.17           4,957           228         4.60          3,500          176        5.03

  Federal funds sold and other
    investments                          6.13           1,545           104         6.73          5,737          314        5.47
                                                       ------         -----                      ------        -----
    Total interest-earning assets        7.85%         39,792         3,378         8.49%        38,801        3,146        8.11%
                                         ----                                       ----                                    ----
                                         ----                                       ----                                    ----
Non-interest-earning assets                             2,730                                     2,644
                                                       ------                                    ------
      Total assets                                    $42,522                                   $41,445
                                                       ------                                    ------
                                                       ------                                    ------

Interest-bearing liabilities:

  Deposits:

    Passbook savings and club
      accounts                                         $9,911           308         3.10%       $11,478          384        3.35%

    NOW accounts                                        2,791            64         2.29          2,989           80        2.68

    Money market accounts                                 985            21         2.13          1,100           26        2.36

    Certificates of deposit                            23,523         1,324         5.63         21,212        1,080        5.09
                                                       ------         -----                      ------        -----
      Total interest-bearing
       liabilities                     4.44%           37,210         1,717         4.61%        36,779        1,570        4.27%
                                         ----                                       ----                                    ----
                                         ----                                       ----                                    ----
Non-interest-bearing liabilities                        1,268                                       815
                                                       ------                                    ------
    Total liabilities                                  38,478                                    37,594

Net worth                                               4,044                                     3,851
                                                       ------                                    ------
  Total liabilities and
    net worth                                         $42,522                                   $41,445
                                                       ------                                    ------
                                                       ------                                    ------
Net interest income; interest
  rate spread(4)                       3.41%                         $1,661         3.88%                     $1,576        3.84%
                                       ----                           -----        -----                       -----      ------
                                       ----                           -----        -----                       -----      ------
Net interest margin(5)                                                              4.17%                                   4.06%
                                                                                   -----                                  ------
                                                                                   -----                                  ------
Average interest-earning
  assets to average interest-
  bearing liabilities                                                             106.94%                                 105.50%
                                                                                   -----                                  ------
                                                                                   -----                                  ------



                                                (FOOTNOTES ON FOLLOWING PAGE)

---------------

(1) Non-accrual loans have been included in the average balance of loans, but unpaid interest on non-accrual loans has not been included for purposes of determining interest income.

(2) Includes investment and mortgage-backed securities classified as available for sale.

(3) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(5) Net interest margin is net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Savings Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                 Year Ended June 30,
                                    -----------------------------------------
                                                    1996 vs. 1995
                                    -----------------------------------------
                                         Increase
                                        (Decrease)
                                          Due to
                                    --------------------
                                                                     Total
                                                                    Increase
                                    Rate          Volume           (Decrease)
                                    ----          ------           ----------
                                                (In Thousands)

Interest-earning assets:

  Loans receivable, net             $178          $(183)             $  (5)

  Investment and
   mortgage-backed
   securities(1)                      31            364                395

  Money market investments(2)        (16)            68                 52

  Federal funds sold and
   other investments                  60           (270)              (210)
                                    ----          -----              -----

    Total interest-earning assets   $253          $ (21)              $232
                                    ----          -----              -----
                                    ----          -----              -----

Interest-bearing liabilities:

  Passbook and club accounts        $(26)         $ (50)              $(76)

  NOW accounts                       (11)            (5)               (16)

  Money market accounts               (2)            (3)                (5)

  Certificates of deposit            120            124                244
                                    ----          -----               ----

    Total interest-bearing
      liabilities                   $ 81           $ 66                147
                                    ----          -----               ----
                                    ----          -----

Increase in net interest income                                       $ 85
                                                                      ----
                                                                      ----

---------------

(1) Includes investment securities classified as available for sale.

(2) Money market investments consist of interest-bearing deposits in other financial institutions (including certificates of deposit).

RESULTS OF OPERATIONS

    NET INCOME. The Savings Bank reported net income of $297,000 and $115,000 for the years ended June 30, 1996 and 1995, respectively. The $182,000 or 158.3% increase in net income during fiscal 1996 as compared to fiscal 1995 was primarily due to an increase of $85,000 or 5.4% in net interest income, a decrease of $280,000 or 72.7% in the provision for loan losses and a decrease of $14,000 or 1.2% in total other expenses, which were partially offset by an increase of $111,000 in the provision for income taxes and a decrease of $86,000 or 45.3% in total other income.

    For the year ended June 30, 1996, the Savings Bank's net interest margin increased by 11 basis points to 4.17% from 4.06% for fiscal 1995. The average yield earned on the Savings Bank's interest-earning assets increased by 38 basis points, which offset a 34 basis point increase in the average rate paid on the Savings Bank's interest-bearing liabilities. The increase in the average yield earned on interest-earning assets was primarily attributable to the Savings Bank's reinvestment of a portion of its money market investments and federal funds sold into higher yielding investment and mortgage-backed securities (primarily U.S. Government and agency obligations). The Savings Bank determined to restructure its short-term investments in order to enhance net interest income, reduce its excess liquidity and reduce its one-year interest rate sensitivity gap position.
See "- Asset and Liability Management." The increase in the average rate paid on interest-bearing liabilities reflected a shift in the Savings Bank's deposit accounts from lower cost passbook savings and club accounts to higher cost certificates of deposit. At the end of fiscal 1996, market rates of interest declined which resulted in decreases in the yields earned on the Savings Bank's interest-earning assets and the rates paid on the Savings Bank's interest-bearing liabilities. As a result of the Savings Bank's positive one-year interest rate sensitivity gap, the yields on the Savings Bank's interest-earning assets declined more rapidly than the rates paid on its interest-bearing liabilities. Consequently, the Savings Bank's interest rate spread increased to 3.88% at June 30, 1996.

    NET INTEREST INCOME. Net interest income increased by $85,000 or 5.4% during the year ended June 30, 1996, as compared to the prior fiscal year, due to a $991,000 or 2.6% increase in the average balance of interest-earning assets together with a 38 basis point increase in the average yield earned thereon, which more than offset a $431,000 or 1.2% increase in the average balance of interest-bearing liabilities and a 34 basis point increase in the average rate paid thereon.

    During the year ended June 30, 1996, total interest income increased by $232,000 or 7.4%, as compared to the prior fiscal year, primarily due to a $395,000 or 130.8% increase in interest earned on investment securities and a $52,000 or 29.5% increase in interest earned on money market investments. These increases were partially offset by a $210,000 or 66.9% decrease in interest earned on federal funds sold and a $5,000 or 0.2% decrease in interest earned on loans. The increase in interest earned on investment securities was due primarily to a $5.6 million or 110.8% increase in the average balance of investment securities together with a 57 basis point increase in average yield earned thereon. The decrease in interest earned on federal funds sold was due primarily to the reduction of the amount of federal funds sold. As discussed previously, the increase in the average balance of the Savings Bank's investment securities reflected the Savings Bank's reinvestment of a portion of its money market investments and federal funds sold into higher yielding U.S. Government and agency obligations. The decrease in interest earned on loans was due to a 75 basis point increase in the average yield earned thereon, which was offset by a $1.8 million or 7.3% decrease in the average balance of loans outstanding.

    During the year ended June 30, 1996, total interest expense increased by $147,000 or 9.4%, as compared to the prior fiscal year, due to the combined effect of an increase of $2.3 million or 10.9% in the average balance of certificates of deposit and a 54 basis point increase on the average rate paid thereon. These increases reflected a shift in the Savings Bank's deposits from lower yielding passbook savings and club accounts into higher yielding certificates of deposit during the year.

    PROVISION FOR LOAN LOSSES.   The Savings Bank establishes provisions for
losses on loans, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Savings Bank, industry standards, past due loans, economic conditions in the Savings Bank's market area generally and other factors related to the collectibility of the Savings Bank's loan portfolio. During the years ended June 30, 1996 and 1995, the Savings Bank established provisions for loan losses of $105,000 and $385,000, respectively. The decrease in the provision for loan losses during fiscal 1996 reflected the decline in the level of non-performing loans as well as the decline in the total amount of loans held in the Savings Bank's portfolio during the period. The amount of the provision for loan losses during fiscal 1995 reflected a deterioration in the credit quality with respect to several of the Savings Bank's commercial real estate and consumer loans. This deterioration in credit quality occurred notwithstanding an overall decline in the level of non-performing assets during the year. In addition, in January 1994, the Savings Bank terminated its consulting arrangement with an individual who had previously assisted the Savings Bank in originating and servicing consumer loans. In connection with the termination of such agreement, during fiscal 1995, the Savings Bank enhanced its loan underwriting and collection efforts with respect to its consumer loans which initially resulted in an increase in the level of consumer loan charge-offs during the year. At June 30, 1996, the Savings Bank's allowance for loan losses amounted to $337,000 or 66.6% of total non-performing loans and 1.6% of total loans outstanding.

    Although management utilized its best judgment in providing for possible loan losses, there can be no assurance that the Savings Bank will not have to increase its provisions for losses on loans in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Savings Bank's results of operations. In addition, various regulatory agencies, as an integral part of their examinations process, periodically review the Savings Bank's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

    OTHER INCOME. Total other income decreased by $86,000 or 45.3% during the year ended June 30, 1996, as compared to the prior year. The decrease was primarily due to a gain of $100,000 on the sale of available for sale securities (consisting primarily of Federal Home Loan Mortgage Corporation ("FHLMC") preferred stock) in fiscal 1995, with no comparable gains being recognized during fiscal 1996, and a decrease of $7,000 or 14.3% in other miscellaneous income (which consists primarily of rental income earned on real estate owned, late charges, service charges and other miscellaneous fees). These were partially offset by a $21,000 or 51.2% increase in service charges.

    OTHER EXPENSES. Total other expenses decreased by $14,000 or 1.2% during the year ended June 30, 1996, as compared to the prior year. The primary reasons for the decrease were a $28,000 or 28.0% decrease in net loss on real estate owned and a $27,000 or 9.8% decrease in other miscellaneous operating expenses, which were partially offset by a $25,000 or 5.3% increase in compensation and employee benefits, a $10,000 or 5.1% increase in premises and occupancy costs and a $7,000 or 8.2% increase in federal insurance premiums. The decrease in net loss on real estate owned reflected the Savings Bank's recording of an additional provision in fiscal 1995 for the decline in estimated fair value below its carrying value of a commercial property held as real estate owned as well as the sale of property held as real estate owned. The increase in compensation and employee benefits reflected merit salary increases as well as the addition of new employees, while the increase in premises and occupancy costs was due to the assumption of a new lease with respect to one of the Savings Bank's branch offices together with renovation costs and an increase in depreciation expense. The decline in other miscellaneous operating expenses (which consist primarily of advertising expenses, costs related to postage, forms and supplies, professional fees and supervisory assessments) reflected decreases in loan servicing costs and costs relating to office supplies. With the completion of the Conversion, management anticipates that its other expenses will increase as a result of additional expenses relating to the Savings Bank operating as a public stock company as well as expenses relating to its stock benefit plans.

    PROVISION FOR INCOME TAXES. The Savings Bank incurred income tax expense of $162,000 for the year ended June 30, 1996, as compared to $51,000 for fiscal 1995. The Savings Bank's effective tax rate amounted to 35.2% and 30.7% for fiscal 1996 and 1995, respectively.

ASSET AND LIABILITY MANAGEMENT

    In general, financial institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of most savings institutions have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. These factors have historically caused the income earned by such institutions on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.
In contrast to the typical thrift institution, the Savings Bank's assets generally reprice more frequently than its liabilities, which is generally beneficial to net interest income during periods of rising interest rates, while detrimental to net interest income during periods of declining interest rates.

    The Savings Bank has in recent periods implemented asset and liability management strategies and policies designed to better match the maturities and repricing terms of the Savings Bank's interest-earning assets and interest-bearing liabilities in order to minimize the adverse effects on the Savings Bank's results of operations of material and prolonged increases in interest rates. The Savings Bank has undertaken a variety of strategies to reduce its exposure to interest rate fluctuations, including (i) emphasizing investment in adjustable-rate single-family residential loans; (ii) continuing to emphasize the origination of consumer loans, which generally have shorter terms and higher interest rates than traditional mortgage loans;
(iii) maintaining the weighted average maturity of the Savings Bank's investment portfolio at five years or less; (iv) maintaining a significant percentage of the Savings Bank's total assets in short-term investments and cash equivalents; and (v) attempting to attract, to the extent possible, longer-term, fixed-rate deposit accounts.

    As a result of implementing these asset and liability initiatives, at June 30, 1996, $10.4 million or 49.1% of the Savings Bank's total loan portfolio had adjustable interest rates. As of such date, $7.6 million or 79.4% of the Savings Bank's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. In addition, at June 30, 1996, $6.3 million or 47.5% of the Savings Bank's investment securities portfolio had scheduled maturities of five years or less and the Savings Bank maintained $10.1 million or 21.5% of its assets in cash and cash equivalents (consisting of cash and amounts due from depository institutions, money market investments and federal funds sold) as of such date. The $10.1 million of cash and cash equivalents includes stock subscription proceeds. It is the Savings Bank's intention to reinvest this amount into investment securities and loan originations that fall within its Asset/Liability management strategy.

    Moreover, during the years ended June 30, 1996 and 1995, the Savings Bank originated $2.9 million and $6.2 million of consumer loans, respectively. At June 30, 1996, the Savings Bank's total loan portfolio included $8.8 million or 41.8% of consumer loans.

    Finally, the Savings Bank has also elected to offer competitive rates and experience some attrition in deposits in order to manage interest rate expense more effectively. The Savings Bank has generally not engaged in sporadic increases or decreases in interest rates paid or offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.
 This policy has assisted the Savings Bank in controlling its cost of funds.

    The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.
A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

    As a result of the implementation of the foregoing asset and liability strategies, the Savings Bank's one-year interest rate sensitivity gap amounted to 20.92% of total assets at June 30, 1996. The one-year interest rate sensitivity gap is defined as the difference between the Savings Bank's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At June 30, 1996, the Savings Bank's interest-earning assets maturing or repricing within one year totalled $25.3 million while the Savings Bank's interest-bearing liabilities maturing or repricing within one year was $15.5 million, providing an excess of interest-earning assets over interest-bearing liabilities of $9.8 million. At June 30, 1996, the percentage of the Savings Bank's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 163.3%. The $25.3 million of interest-earning assets maturing or repricing within one year includes stock subscription proceeds. It is the Savings Bank's intention to reinvest this amount into investment securities and loan originations that fall within its Asset/Liability management strategy.

    The Savings Bank recognizes that its positive one-year interest rate sensitivity gap position currently leaves the Savings Bank exposed to declining interest rates. Consequently, the Savings Bank is currently attempting to reduce its one-year interest rate sensitivity gap by, among other things, purchasing fixed-rate mortgage-backed securities. During the year ended June 30, 1996, the Savings Bank purchased $2.0 million of fixed rate mortgage-backed securities.

    The following table summarizes the anticipated maturities or repricing of the Savings Bank's interest-earning assets and interest-bearing liabilities as of June 30, 1996, based on the information and assumptions set forth in the notes to the table.




                                                     Six to       More Than         More Than
                                  Within Six         Twelve      One Year to     Three Years to       Over Five
                                    Months           Months      Three Years        Five Years           Years       Total
                                  ----------         ------      -----------     ---------------      ---------      -----
                                                                       (Dollars in Thousands)


Interest-earning assets:

  Investment securities(1)(2)      $  849            $  885       $1,183           $3,340               $6,993        $13,250

  Loans receivable, net(3)          8,687             5,112        3,986            1,996                1,387         21,168

  Money market investments          9,293              --            --               --                   --           9,293

  Federal funds sold and other
    investments                       481              --            --               --                   --             481
                                   ------             -----       ------            -----                -----         ------
    Total interest-earning
      assets                       19,310             5,997        5,169            5,336                8,380         44,192
                                   ------             -----       ------            -----                -----         ------
Interest-bearing liabilities:

  Deposits(4)                       8,707             6,789       10,334            5,998                5,505         37,333
                                   ------             -----       ------            -----                -----         ------
    Total interest-bearing
      liabilities                   8,707             6,789       10,334            5,998                5,505         37,333
                                   ------             -----       ------            -----                -----         ------
Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities     $10,603            $ (792)     $(5,165)         $  (662)              $2,875         $6,859
                                   ------             -----       ------            -----                -----         ------
                                   ------             -----       ------            -----                -----         ------
Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities    $10,603            $9,811       $4,646           $3,984               $6,859
                                   ------             -----       ------            -----                -----
                                   ------             -----       ------            -----                -----
Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities as a
  percentage of total assets        22.61%            20.92%        9.91%            8.49%               14.62%
                                   ------             -----       ------            -----                -----
                                   ------             -----       ------            -----                -----


----------------

(1) Reflects repricing, contractual maturity or anticipated call date.

(2) Includes investment and mortgage-backed securities classified as available for sale.

(3) Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to reset, adjusted to take into account estimated prepayments.

(4) Adjusted to reflect various decay rate assumptions.

   Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of a Savings Bank's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and NPV. The following table presents the Savings Bank's NPV as of June 30, 1996.

                                  Net Portfolio Value
------------------------------------------------------------------------------
                                     Estimated
  Change in                          NPV as a                      Change as a
Interest Rates       Estimated      Percentage        Amount       Percentage
(basis points)          NPV         of Assets       of Change       of Assets
--------------       ---------      ----------      ---------      -----------
                                 (Dollars in Thousands)

+400                  $4,899         10.55%           (1,013)        (17.1)%

+300                   5,260         11.17              (652)        (11.0)

+200                   5,548         11.64              (364)         (6.2)

+100                   5,747         11.93              (165)         (2.8)

 --                    5,912         12.16                --            --

-100                   6,025         12.28               113            1.9

-200                   6,192         12.49               280            4.7

-300                   6,595         13.11               683           11.6

-400                   7,038         13.78             1,126           19.0

    Management of the Savings Bank believes that the assumptions used by it to evaluate the vulnerability of the Savings Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Savings Bank's assets and liabilities and the estimated effects of changes in interest rates on the Savings Bank's net interest income and NPV indicated in the above tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

LIQUIDITY AND CAPITAL RESOURCES

    The Savings Bank's primary sources of funds are deposits, repayments, prepayments and maturities of outstanding loans, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. In addition, the Savings Bank invests in short-term investment securities and other interest-earning assets which provide liquidity to meet lending requirements. Although the Savings Bank has been able to generate enough cash through the retail deposit market, its traditional funding source, the Savings Bank may, to the extent deemed necessary, utilize other borrowing sources, consisting primarily of advances from the FHLB of Pittsburgh.

    Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as cash and cash equivalents, including money market investments and federal funds sold, and U.S. Government and agency obligations. On a longer-term basis, the Savings Bank invests in various lending products and investment securities. The Savings Bank uses its sources of funds primarily to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain an investment securities portfolio. At June 30, 1996, the total commitments outstanding (excluding undisbursed portions of loans in process) amounted to $811,000 in mortgage loans and $757,000 in unused lines of credit. At the same date, the unadvanced portion of loans in process approximated $1.5 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1996, totalled $12.2 million. Management of the Savings Bank believes that the Savings Bank has adequate resources, including principal prepayments and repayments of loans and maturing investments, to fund all of its commitments to the extent required. Based upon its historical run-off experience, management believes that a significant portion of maturing deposits will remain with the Savings Bank. See Note 8 of the Notes to Consolidated Financial Statements.

    As of June 30, 1996, the Savings Bank had regulatory capital which was in excess of applicable limits. See Note 10 of the Notes to Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. The statement requires additional disclosure in the footnotes regarding assets to be disposed of.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this Statement had been adopted. The accounting requirements of this Statement are effective for transactions entered into fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management of the Savings Bank has not completed an analysis of the potential effects of this Statement on the Savings Bank's financial condition or results of operations.

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December 31, 1996, with earlier application prohibited. The Savings Bank has not completed an analysis of the potential effects of this Statement on the Savings Bank's financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements of the Savings Bank and related notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

    Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                        INDEPENDENT AUDITORS' REPORT


The Board of Trustees
Pennwood Savings Bank:

We have audited the accompanying consolidated balance sheets of Pennwood Savings Bank and subsidiary (the Bank) as of June_30, 1996 and 1995, and the related consolidated statements of income, net worth and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennwood Savings Bank and subsidiary as of June_30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 3 to the consolidated financial statements, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1995.


                                       KPMG Peat Marwick LLP



Pittsburgh, Pennsylvania
August 16, 1996

                    PENNWOOD SAVINGS BANK AND SUBSIDIARY

                        Consolidated Balance Sheets

                           June 30, 1996 and 1995

                           (Amounts in thousands)



                    ASSETS                                    1996        1995
                                                              ----        ----



Cash and amounts due from depository institutions            $   513        927
Interest-bearing deposits                                      9,293      5,172
Federal funds sold                                               300      4,525
Investment and mortgage-backed securities (notes 2 and 3):
    Available-for-sale (amortized cost $10,380 and $1,298)    10,266      1,313
    Held-to-maturity (market value $3,001 and $4,666)          2,984      4,634
Loans receivable, net (note 4)                                21,168     23,845
Real estate owned, net (note 4)                                  166        228
Federal Home Loan Bank stock, at cost (note 5)                   181        121
Premises and equipment, net (note 6)                           1,153      1,218
Accrued interest receivable (note 7)                             341        277
Prepaid expenses and other assets (note 9)                       535        374
                                                             -------    -------
              Total assets                                   $46,900     42,634
                                                             -------    -------
                                                             -------    -------

       LIABILITIES AND NET WORTH

Liabilities:
    Savings deposits (note 8)                                 37,333     37,819
    Advances from borrowers for taxes and insurance              276        431
    Accrued interest payable on savings deposits                 395        390
    Deposits on stock subscription rights                      4,569          -
    Accrued expenses and other liabilities                       251        132
                                                             -------    -------

              Total liabilities                               42,824     38,772

Net worth:
    Retained earnings, substantially restricted
      (notes 9 and 10)                                         4,149      3,852
    Unrealized (loss) gain on securities
      available-for-sale, net of taxes (notes 1, 3 and 9)        (73)        10
                                                             -------    -------
              Total net worth                                  4,076      3,862
                                                             -------    -------

              Total liabilities and net worth                $46,900     42,634
                                                             -------    -------
                                                             -------    -------

See accompanying notes to consolidated financial statements.

                                      17

                    PENNWOOD SAVINGS BANK AND SUBSIDIARY

                      Consolidated Statements of Income

                     Years Ended June 30, 1996 and 1995

                           (Amounts in thousands)




                                                                1996       1995
                                                                ----       ----
Interest income:
    Loans                                                   $  2,349      2,354
    Investment and mortgage-backed securities                    697        302
    Federal funds sold and other investments                     104        314
    Interest-bearing deposits                                    228        176
                                                             -------    -------
                        Total interest income                  3,378      3,146


Interest expense:
    Interest on savings deposits (note 8)                      1,717      1,570
                                                             -------    -------
                        Net interest income                    1,661      1,576

Provision for loan losses                                        105        385
                                                             -------    -------
                        Net interest income after
                        provision for loan losses              1,556      1,191

Other income:
    Service charges                                               62         41
    Gain on sale of available-for-sale securities (note 2)         -        100
    Other                                                         42         49
                                                             -------    -------
                        Total other income                       104        190
                                                             -------    -------

Other expenses:
    Compensation and employee benefits (note 11)                 501        476
    Premises and occupancy costs                                 207        197
    Federal insurance premiums                                    92         85
    Data processing expense                                       81         82
    Net loss on real estate owned                                 72        100
    Other operating expenses                                     248        275
                                                             -------    -------
                   Total other expenses                        1,201      1,215
                                                             -------    -------

                   Income before income taxes                    459        166

Provision for income taxes (note 9):
    Federal                                                      140         39
    State                                                         22         12
                                                             -------    -------
                   Total provision for income taxes              162         51
                                                             -------    -------

                   Net income                                   $297        115
                                                             -------    -------
                                                             -------    -------

See accompanying notes to consolidated financial statements.

                                      18

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                         Consolidated Statements of Net Worth

                          Years Ended June 30, 1996 and 1995

                                (Amounts in thousands)


                                                       Unrealized
                                                       gain (loss)
                                                      on securities
                                                      available-for-
                                       Retained         sale, net           Net
                                       earnings         of taxes           worth
                                       --------       ---------------     -------

Balance at June 30, 1994               $ 3,737              -               3,737

Impact of change in accounting
 for securities at July 1, 1994,
 net of tax (note 2)                       -               56                  56

Net income                                 115              -                 115

Change in unrealized gain on
 securities available-for-sale,
 net of tax (note 2)                       -              (46)                (46)
                                         ------          ----              -------

Balance at June 30, 1995                  3,852            10               3,862

Net income                                  297             -                 297


Change in unrealized gain on
 securities available-for-sale,
 net of tax (note 2)                        -             (83)                (83)
                                         ------          ----              -------

Balance at June 30, 1996                 $4,149           (73)              4,076
                                         ------          ----              -------
                                         ------          ----              -------

See accompanying notes to consolidated financial statements.

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                        Consolidated Statements of Cash Flows

                          Years Ended June 30, 1996 and 1995

                                (Amounts in thousands)


                                                      1996      1995
                                                      ----      ----
Operating activities:
   Net income                                         $297       115
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation expense                              57        60
      Gain on sale of investment securities
       available-for-sale                                -      (100)
      Provision for loan losses                        105       385
      Increase in accrued interest receivable          (64)      (35)
      Increase in prepaid expenses and other
       assets                                         (130)     (121)
      Increase in accrued interest payable on
       savings deposits                                  5       122
      Increase in deposits on stock subscription
       rights                                        4,569         -
      Other, net                                       188       143
                                                   -------    -------
         Total adjustments                           4,730       454
                                                   -------    -------

         Net cash provided by operating activities   5,027       569

Investing activities:
   Purchases of premises and equipment                   -       (31)
   Purchases of investment securities
    held-to-maturity                                  (700)   (2,952)
   Purchases of investment and mortgage-backed
    securities available-for-sale                  (11,882)   (1,297)
   Proceeds from maturities of investment
    securities held-to-maturity                      2,350     2,410
   Proceeds from sale of investment securities
    available-for-sale                                   -       106
   Proceeds from maturities and principal
    repayments of investment and mortgage-backed
    securities available-for-sale                    2,800         -
   Proceeds from sale of real estate owned             111        309
   Net (increase) decrease in loans receivable       2,476       (771)
   Other                                               (59)        10
                                                   -------    -------
       Net cash used in investing activities        (4,904)    (2,216)

Financing activities:
   Net increase (decrease) in passbook, club,
    money market and NOW accounts                      190     (3,296)
   Net (decrease) increase in certificates of
    deposit accounts                                  (676)     3,700
   Net (decrease) increase in advances from
    borrowers for taxes and insurance                 (155)        52
                                                   -------    -------
   Net cash (used) provided by financing
    activities                                        (641)       456
                                                   -------    -------
Net decrease in cash and cash equivalents             (518)    (1,191)
Cash and cash equivalents, beginning of
period                                              10,624     11,815
                                                   -------    -------
Cash and cash equivalents, end of period           $10,106     10,624
                                                   -------    -------
                                                   -------    -------

                                                            (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                                (Amounts in thousands)



                                                      1996      1995
                                                      ----      ----

Supplemental disclosure of cash flow
information:
    Cash paid during the period for:
    Interest on savings deposits                     $1,715     1,448
                                                    -------    -------
                                                    -------    -------

Income taxes                                         $   51       139
                                                    -------    -------
                                                    -------    -------
Supplemental schedule of noncash investing
activities:
    Loan transferred to real estate owned            $  111       215
                                                    -------    -------
                                                    -------    -------

See accompanying notes to consolidated financial statements.

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

                                June 30, 1996 and 1995

                            (Dollar amounts in thousands)



(1) Summary of Significant Accounting Policies

    Pennwood Savings Bank and subsidiary (the Bank) is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage and consumer loans. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

    The following comprise the significant accounting policies which the Bank follows in preparing and presenting their consolidated financial statements:

    Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of Pennwood Savings Bank and its wholly owned subsidiary, Pennwood Service Corporation. All significant intercompany transactions and balances have been eliminated in consolidation.

    Basis of Presentation

    The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Cash and Cash Equivalents

    For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand and amounts due from depository institutions, federal funds sold and interest-bearing deposits.

    Investment and Mortgage-Backed Securities

    Effective July_1, 1994, the Bank adopted Statement of Financial Accounting
      Standards (SFAS) No._115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No._115 requires that investments be classified into three categories: (1) Securities Held to Maturity -- reported at amortized cost, (2) Trading Securities -- reported at fair value and (3) Securities Available for Sale -- reported at fair value. Unrealized holding gains and losses for trading securities are included in earnings while unrealized holding gains and losses for securities available for sale are reported as a separate component of net worth, net of income taxes.

                                                                     (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    Purchases and sales of securities are accounted for on a settlement-date basis which is not materially different than use of the trade-date basis. Gains and losses on the sale of securities are recognized upon realization using the specific identification method. Amortization of premiums and accretion of discounts are calculated using a method which approximates the level-yield method.

    In October_1994, the Financial Accounting Standards Board (FASB) issued
      SFAS No._119, "Disclosures about Financial Instruments and Fair Value of Financial Instruments." The Bank adopted SFAS No._119 as of July 1995. The adoption of SFAS No. 119 had no material impact to the Bank's financial position or results of operations.

    Loans Receivable

    Loans are stated at their unpaid principal balances less allowances for anticipated losses. Monthly loan payments are scheduled to include interest. Interest on loans is credited to income as earned. Interest earned on loans for which no payments were received during the month is accrued. Unearned interest on consumer loans is recognized over the lives of the loans using a method that approximates the level-yield method. An allowance is established for accrued interest deemed to be uncollectible, generally when a loan is ninety days or more delinquent except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. Such interest ultimately collected is credited to income in the period received. Monthly mortgage loan payments are adjusted annually to cover insurance and tax requirements.

    Loan origination fees and certain direct loan costs are deferred, and the net fee or cost is recognized in income using a method which approximates the level-yield method over the contractual life of the loans.

                                                                     (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    On July 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which provide guidelines for measuring and reporting impairment losses on loans. A loan is considered to be impaired when it is probable that the Bank will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All nonperforming loans, excluding consumer and single family residential loans, are considered to be impaired loans. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference by either an allocation of the allowance for loan losses or by a provision for loan losses, depending on the adequacy of the allowance for loan losses. As of June_30, 1996, there were $446 of nonperforming consumer and single family residential loans that have been collectively evaluated for impairment. Estimated impairment losses for the loans are based on various factors including past loss experience, recent economic conditions, portfolio delinquency rates and fair value of the underlying collateral. Included in impaired loans at June 30, 1996, was $60 that had a related impairment reserve of $30. Average impaired loans during the year ended June_30, 1996, were $192. During the year, the Bank recognized $5 of interest revenue on impaired loans, all of which was recognized using the cash basis method of income recognition.

    Provision for Loan Losses

    Provisions for estimated losses on loans are charged to earnings in an amount that results in an allowance for loan losses sufficient, in management's judgment, to cover anticipated losses based on management's periodic evaluation of known and inherent risks in the loan portfolio, past and expected future loss experience of the Bank, current economic conditions, adverse situations which may affect a specific borrower's ability to repay, the estimated value of any underlying collateral and other relevant factors.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies can require the Bank to adjust the allowance based on their judgments about information available to them at the time of their examination.

                                                                     (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    Real Estate Owned

    Real estate owned (properties acquired by foreclosure or voluntarily conveyed by delinquent borrowers in lieu of foreclosure) are recorded as of the acquisition date at the lower of cost or fair value less estimated costs to sell as established by a current appraisal. Costs relating to development and improvement of the property are capitalized, whereas costs relating to the holding of such real estate are expensed as incurred. Subsequent to acquisition, valuations are periodically performed by management; and the carrying value of the real estate acquired is subsequently adjusted by establishing a valuation allowance and recording a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. Gains and losses from the sale of real estate are recognized upon sale and are based upon the net carrying value of the related property.

    Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the related assets of five to forty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease or the estimated useful life of the improvement. Accelerated methods are used for income tax purposes.

    Interest on Savings Deposits

    Interest on savings deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

    Income Taxes

    Income taxes are based on financial statement income after giving effect to special rules applicable to savings banks under income tax laws.

    Deferred taxes are provided for under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of achange in tax rates is recognized in income in the period that includes the enactment date.

    Pension Plan

    Current costs of the pension plan are charged to expense and funded as accrued. There are no unfunded vested benefits as of June 30, 1996 and 1995.

                                                                     (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



(2) Investment and Mortgage-Backed Securities Available-for-Sale

    The carrying values and estimated market value of securities available-for-sale as of June_30, 1996 and 1995, are summarized as follows:


                                                  June 30,1996
                             -------------------------------------------------
                                           Gross        Gross        Estimated
                             Amortized   unrealized   unrealized      market
                               cost        gains         losses        value
                             ---------   ----------   ----------     ---------


U.S. agency obligations      $ 7,997          4            82             7,919
Mortgage-backed securities     1,985          -            41             1,944
Corporate obligations            398          6             1               403
                              ------         --           ---            ------
    Total                    $10,380         10           124            10,266
                              ------         --           ---            ------
                              ------         --           ---            ------




                                              June 30, 1995
                             -------------------------------------------------
                                           Gross        Gross        Estimated
                             Amortized   unrealized   unrealized      market
                               cost        gains         losses        value
                             ---------   ----------   ----------     ---------


U.S. agency obligations      $  899           8              -             907

Corporate obligations           399           7              -             406
                              -----          --            ---           -----
    Total                    $1,298          15              -           1,313
                              -----          --            ---           -----
                              -----          --            ---           -----






    The carrying value and estimated market value of securities available-for-sale by contractual maturity are as follows:


                                  June 30, 1996             June 30, 1995
                             ----------------------   ------------------------
                                          Estimated                 Estimated
                             Amortized     market     Amortized       market
                               cost        value        cost          value
                             ---------    ---------   ---------     ----------


Due in one year or less      $     -            -            -             -
Due after one year through
  five years                   3,547        3,526        1,298         1,313
Due after five years
  through ten years            4,848        4,796            -             -
                              ------        -----        -----         -----
                               8,395        8,322        1,298         1,313
                              ------        -----        -----         -----

Mortgage-backed securities     1,985        1,944            -             -
                              ------        -----        -----         -----
                             $10,380       10,266        1,298         1,313
                              ------       ------        -----         -----
                              ------       ------        -----         -----



  The Bank adopted SFAS_No._115, "Accounting for Certain Investments in Debt and
     Equity Securities," on July_1, 1994. In conjunction with the adoption, the Bank reclassified $6 of securities to the available-for-sale classification from the former investment, now held-to-maturity, category. At that date, unrealized appreciation on total securities available-for-sale was approximately $85, resulting in an increase to net worth of $56, net of taxes.

                                                                  (Continued)
                      PENNWOOD SAVINGS BANK AND SUBSIDIARY

             Notes to Consolidated Financial Statements, Continued

                         (Dollar amounts in thousands)



    Proceeds from the sale of securities available-for-sale for the year ended June_30 1995, were $106. Gross gains for the same period were $100. There were no sales of securities available-for-sale during 1996.

(3) Investment Securities Held-to-Maturity

    The carrying values and estimated market values of investment securities held-to-maturity as of June 30, 1996 and 1995, are summarized as follows:

                                                  June 30, 1996
                             ------------------------------------------------
                                         Gross       Gross        Estimated
                            Amortized  unrealized  unrealized      market
                              cost        gains     losses         value
                            ---------  ----------  -----------   -----------
U.S. Treasury and U.S.
 government agencies        $ 2,000         6              2           2,004
Corporate obligations           764        11             --             775
Municipal obligations           200         2             --             202
Mortgage-backed securities       20        --             --              20
                            ---------  -----------  -----------   -----------
    Total investments        $2,984        19              2           3,001
                            ---------  -----------  -----------   -----------
                            ---------  -----------  -----------   -----------

    Included in corporate obligations are securities issued by the Associates Corporation of North America with an amortized cost and estimated market value of $442 and $449, respectively, as of June 30, 1996.

                                                  June 30, 1995
                             ------------------------------------------------
                                         Gross       Gross        Estimated
                            Amortized  unrealized  unrealized      market
                              cost        gains     losses         value
                            ---------  ----------  -----------   -----------
U.S. Treasury and
 U.S. government
 agencies                    $2,777          18         10            2,785
Corporate obligations         1,657          22         --            1,679
Municipal obligations           200           2         --              202
                            ----------  ----------  ------------   ---------
    Total investments        $4,634          42         10            4,666
                            ----------  ----------  ------------   ---------
                            ----------  ----------  ------------   ---------

                                                                  (Continued)
                                      27

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    The amortized cost and estimated market value of securities held-to-maturity, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         June 30, 1996
                                               ------------------------------
                                                 Estimated
                                                 Amortized        market
                                                   cost           value
                                               -------------     ------------
Due in one year or less                         $1,774                1,530
Due after one year through five years              990                1,249
Due after five years through ten years              --                   --
Due after ten years                                200                  202
                                               -------------    -------------
                                                 2,964                2,981
Mortgage-backed securities                          20                   20
                                               -------------    -------------
                                                $2,984                3,001
                                               -------------    -------------
                                               -------------    -------------

(4) Loans Receivable

    Loans receivable as of June 30, 1996 and 1995, are summarized as follows:

                                                   1996               1995
                                               -------------    -------------
Mortgage loans:
 Conventional, 1 - 4 family                     $ 9,231              10,146
 Commercial and multifamily                       2,667               3,447
 Construction                                     2,393               2,120
 Insured and guaranteed                             341                 491
                                               -------------    -------------
                                                 14,632              16,204

Other:
 Consumer loans                                   7,843               9,285
 Lines of credit                                    998               1,061
 Lease receivables                                   --                  40
                                               -------------    -------------
                                                  8,841              26,590

Less:
 Unearned interest on consumer
  loans                                             352                 656
 Undisbursed loan proceeds                        1,487               1,400
 Deferred loan fees                                 129                 158
 Allowance for loan losses                          337                 531
                                               -------------    -------------
                                                $21,168              23,845
                                               -------------    -------------
                                               -------------    -------------

                                                                 (Continued)
                                         28

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. The collateral consists primarily of residential real estate and personal property. As of June_30, 1996, the Bank had outstanding fixed rate commitments to originate and fund first mortgage loans and construction loans of approximately $2,283. Unused customer lines of credit approximated $757 as of June 30, 1996.

    Nonaccrual loans for which interest has been reduced totaled approximately $308 and $1,413 as of June 30, 1996 and 1995, respectively.
The interest that would have been recorded on these loans for the years ended June 30, 1996 and 1995, was approximately $29 and $97, respectively. The amount of interest income recognized for the same periods was approximately $6 and $32. The Bank is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual status.

Allowances for Estimated Losses

    Activity with respect to the allowances for estimated losses is summarized as follows:

                                                    1996            1995
                                                -------------   ------------
Loans receivable
 Balance at beginning of period                    $ 531              327
 Provision charged to income                         105              385
 Charge-offs                                        (312)            (186)
 Recoveries                                           13                5
                                                -------------   ------------
 Balance at end of period                          $ 337              531
                                                -------------   ------------
                                                -------------   ------------
Real Estate Owned
 Balance at beginning of period                       81              194
 Provision charged to income                          18               81
 Charge-offs                                         (61)            (194)
 Recoveries                                           --               --
                                                -------------   ------------
 Balance at end of period                          $  38               81
                                                -------------   ------------
                                                -------------   ------------

                                                                  (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



(5) Federal Home Loan Bank Stock

    The Bank is a member of the Federal Home Loan Bank System and, as a member, maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh. The investment is based on a predetermined formula and is carried at cost.

(6) Premises and Equipment

    Premises and equipment as of June_30, 1996 and 1995, are summarized by major classification as follows:

                                                    1996          1995
                                                ------------   ------------
Land                                              $   145           145
Office buildings and improvements                   1,135         1,134
Leasehold improvements                                 80            93
Furniture, fixtures and equipment                     325           318
                                                -------------   ------------
    Total, at cost                                  1,685         1,690

 Less accumulated depreciation and
  amortization                                        532           472
                                                -------------   ------------
    Premises and equipment, net                   $ 1,153         1,218
                                                -------------   ------------
                                                -------------   ------------

    The Bank maintains operating leases with respect to a branch office facility and an automatic teller machine which expire on July_31, 1997, and October_31, 1997, respectively. Lease expense approximated $16 and 14 for the years ended June 30, 1996 and 1995, respectively, and is included in premises and occupancy costs. Minimum annual lease commitments under the terms of these leases are approximately as follows:


   Years ending
    June 30,
 --------------
1997                                       $15
1998                                         2

(7) Accrued Interest Receivable

    Accrued interest receivable as of June_30, 1996 and 1995, is summarized as follows:

                                                    1996            1995
                                                -------------   ------------

Loans receivable                                 $ 162              187
Investment securities and money market
 investments                                       179               90
                                                -------------   ------------
                                                -------------   ------------
    Total                                        $ 341              277
                                                -------------   ------------
                                                -------------   ------------


                                                                 (Continued)
                                          30

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)

(8) Savings Deposits

    Savings deposits as of June_30, 1996 and 1995, are summarized as follows:

                                                 June 30,
                                -------------------------------------------
                                         1996                    1995
                                --------------------    -------------------
                                Weighted                Weighted
                                average                 average
                                 rate        Amount       rate       Amount
                                --------     ------     -------      ------

Passbook savings accounts        % 2.96     $ 5,656     % 2.96      $ 5,104
Premium savings and club
    accounts                       3.19       4,901       3.19        5,285
Money market and NOW
    accounts                       2.26       4,036       2.28        4,007
                                             ------                  ------
                                             14,593                  14,396

Certificates of deposit:
    3.01% to 4.00%                 3.50          33       3.77          628
    4.01% to 5.00%                 4.75       6,635       4.70        3,404
    5.01% to 6.00%                 5.44      11,404       5.54       12,147
    6.01% to 7.00%                 6.44       3,555       6.35        5,293
    7.01% to 8.00%                 7.24       1,113       7.31        1,664
    8.01% and greater                 -           -       8.16          287
                                             ------                  ------
                                             22,740                  23,423
                                             ------                  ------

             Total                 4.45    $ 37,333       4.62       37,819
                                             ------                  ------
                                             ------                  ------

    Noninterest-bearing checking accounts included in money market and NOW accounts amounted to $606 and $553 at June 30, 1996 and 1995, respectively.

    Certificates of deposit with balances of $100,000 or more totaled approximately $1,744 and $1,831 as of June_30, 1996 and 1995, respectively.

    The scheduled contractual maturities of certificates of deposit are summarized as follows:

                                                     1996         1995
                                                   --------      ------
    Within one year                                $ 12,199      15,302
    Beyond one year but within two years              3,628       2,078
    Beyond two years but within three years           2,978       2,968
    Beyond three years but within four years          2,040       1,206
    Beyond four years but within five years           1,895       1,869
                                                     ------      ------
                  Total                            $ 22,740      23,423
                                                     ------      ------
                                                     ------      ------

                                                                  (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    Interest expense on savings deposits for the years ended June_30, 1996 and 1995, is summarized as follows:

                                                      1996      1995
                                                      ----      ----
    Passbook savings accounts                       $   150      164
    Premium savings and club accounts                   158      220
    Money market and NOW accounts                        85      106
    Certificates of deposit                           1,324    1,080
                                                      -----    -----
              Total                                 $ 1,717    1,570
                                                      -----    -----
                                                      -----    -----

(9) Income Taxes

    The Bank qualifies to be taxed under income tax rules applicable to savings banks and is entitled to a special bad debt deduction based on a percentage of taxable income. To the extent the amount exceeds the deduction that would have been allowable under the experience method, it is subject to a minimum tax on preference items.

    The provision for income taxes for the years ended June 30, 1996 and 1995, consists of the following:

                                                      1996      1995
                                                      ----      ----
Current tax expense:
    Federal                                          $  45       121
    State                                               22        12
                                                       ---       ---
                                                        67       133

Deferred tax expense (benefit):
    Federal                                             95       (82)
                                                       ---       ---
        Provision for taxes on income                  162        51

Income tax expense (benefit)reported in net
    worth related to securities available-for-
    sale                                               (44)        6
                                                       ---       ---
              Total income tax expense               $ 118        57
                                                       ---       ---
                                                       ---       ---

                                                              (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    A reconciliation from the expected federal statutory income tax rate to the effective rate, expressed as a percentage of pretax income, for the years ended June 30, 1996 and 1995, is summarized as follows:

                                                      1996      1995
                                                      ----      ----
         Expected federal tax rate                   % 34.0     34.0
         State tax (net of federal benefit)             3.1      4.7
         Exempt income on investment securities        (2.5)    (7.4)
         Other                                           .6      (.6)
                                                       ----     ----
                                                     % 35.2     30.7
                                                       ----     ----
                                                       ----     ----

    The tax effect of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) as of June 30, 1996 and 1995, are as follows:

                                                      1996      1995
                                                      ----      ----
         Deferred tax assets:
             Deferred loan fees                      $  35        54
             Allowance for loan losses                 114       195
             Unrealized loss on securities
               available-for-sale                       38         -
             Other                                      31        24
                                                       ---       ---
                    Total deferred tax asset           218       273

         Deferred tax liabilities:
             Fixed assets                              (28)      (25)
             Unrealized gain on securities
               available-for-sale                        -        (6)
                                                       ---       ---
                    Total deferred tax liability       (28)      (31)
                                                       ---       ---

                    Net deferred tax asset           $ 190       242
                                                       ---       ---
                                                       ---       ---
    The Bank has determined that it was not required to establish a valuation allowance for deferred tax assets in accordance with SFAS No. 109 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversal of existing temporary differences and, to a lesser extent, future taxable income. The net deferred tax asset is included as a component of prepaid expenses and other assets in the consolidated balance sheets.

                                                                (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    As a result of the special tax treatment accorded the Bank under income tax regulations, approximately $979 of balances in retained earnings at June 30, 1995 (the most recent date for which a tax return has been filed), represent allocations of income to bad debt deductions for tax purposes only. No provision for federal income tax has been made for such amount. If any portion of that amount is used other than to absorb loan losses (which is not anticipated), taxable income will be generated subject to tax at the rate then in effect.

    On August 20, 1996, President Clinton signed legislation which will eliminate the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves in excess of its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no financial statement tax expense should result from this new legislation.

(10) Net Worth

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of June 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

    As of June 30, 1996, the most recent notification from the Federal Deposit
       Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.
                                                                   (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)



    The Bank's actual capital amounts and ratios are also presented in the following table.


                                                                       To be well
                                                                   capitalized under
                                                For capital        prompt corrective
                            Actual           adequacy purpose      actions provisions
                       ---------------       ----------------      ------------------
                       Amount    Ratio       Amount     Ratio      Amount       Ratio
                       ------    -----       ------     -----      ------       -----

As of June 30, 1996:

  Total capital (to
    risk-weighted
    assets)            $ 4,453   % 18.31     $ 1,946    % >8.00    $ 2,432      % >10.00
                                                          -                       -
  Tier I Capital (to
    risk-weighted
    assets)              4,149     17.06         973      > 4.00     1,459        > 6.00
                                                          -                       -

  Tier I Capital (to
    average assets)      4,149      9.49       1,748      > 4.00     2,185        > 5.00
                                                          -                       -

As of June 30, 1995:

  Total capital (to
    risk-weighted
    assets)              4,168     17.03       1,958      > 8.00     2,448        >10.00
                                                          -                       -

  Tier I Capital (to
    risk-weighted
    assets)              3,862     15.78         979      > 4.00     1,468        > 6.00
                                                          -                       -

  Tier I Capital (to
    average assets)      3,862      9.32       1,657      > 4.00     2,072        > 5.00
                                                          -                       -


(11)  Pension Plan

      The Bank participates in a retirement plan which covers substantially all employees through the Financial Institution Retirement Fund (the Fund), a qualified multi-employer defined benefit plan. The Fund does not compute and provide separate actuarial valuations or segregation of plan assets by employer. Pension expense was $-0- for the years ended June 30, 1996 and 1995. The Bank has been notified by the plan administrator that the plan is fully funded for the plan year beginning July 1, 1995.

                                                                   (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)


(12)  Concentration of Credit Risk

      The Bank is primarily engaged in the business of attracting retail deposits from the general public and using such funds to invest in residential and commercial mortgage loans and consumer loans. The Bank conducts its business through three offices located in the Pittsburgh and Kittanning areas of Pennsylvania. As of June 30, 1996, the majority of the Bank's loan portfolio was secured by properties located in these geographical areas. The Bank utilizes established loan underwriting procedures which generally require the taking of collateral to secure loans. Given its underwriting and collateral requirements, the Bank does not believe it has significant concentrations of credit risk to any one group of borrowers.

(13)  Charter Conversion

      As of July_28, 1993, the Bank completed the conversion of its charter from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered mutual savings bank. This conversion removed the Office of Thrift Supervision as the Bank's primary federal regulator and replaced it with the FDIC.

(14)  Contingencies

      The Bank is subject to asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, the resolution of these claims will not have a material adverse effect on the Bank's financial position or results of operations.

      The undercapitalized status of the FDIC's Savings Association Insurance
        Fund has resulted in the introduction of federal legislation to recapitalize the SAIF which, if enacted, would require thrifts like Pennwood Savings Bank to pay a one-time charge of seventy-five to eighty cents for every one hundred dollars of deposits to recapitalize the depleted insurance fund. Based on total deposits of $37,470 at March 31, 1995, this could result in a one-time charge of approximately $281 to $300 on a pre-tax basis ($185 to $198 after tax) to the Bank during 1997.

(15)  Disclosures About Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be sustained by comparison of independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No._107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Bank.

                                                                    (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)


      Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Bank competes, credit risk and liquidity risk. However, because there is not active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

      The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

        Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash, federal funds sold and money market investments approximates those assets' fair values.

        Investment and mortgage-backed securities: Fair values for investment securities are based on quoted market prices where available, dealer quotes or prices obtained from independent pricing services. See notes 2 and 3 of the consolidated financial statements for a detail breakdown of these securities.

        Loans receivable: The fair values for one- to four-family residential loans are estimated using discounted cash flow analyses using yields from similar products in the secondary markets. The carrying amount of construction loans approximates its fair value given their short-term nature. The fair values of consumer and other loans are estimated using discounted cash flow analyses, using interest rates reported in various government releases and the Bank's own product pricing schedule for loans with terms similar to the Bank's. The fair values of multi-family and nonresidential mortgages are estimated using discounted cash flow analysis, using interest rates based on a national survey of similar loans. The carrying amount of accrued interest approximate its fair value.

        Savings deposits: The fair values disclosed for demand deposits (e.g., passbook, savings accounts) are, by definition, equal to the amount payable on demand at the repricing date (i.e., their carrying amounts). Fair values of certificates of deposits are estimated using a discounted cash flow calculation that applies a comparable Federal Home Loan Bank advance rate to the aggregated weighted average maturity on time deposits.

        Off-balance-sheet instruments: Fair values for the Bank's off-balance-sheet instruments (e.g., lending commitments) are based on their carrying value, taking into account the remaining terms and conditions of the agreements.

                                                                   (Continued)

                         PENNWOOD SAVINGS BANK AND SUBSIDIARY

                            (Dollar amounts in thousands)


        The following table includes financial instruments as defined by SFAS
          No. 107, whose estimated fair value is not represented by the carrying value as reported on the Bank's balance sheet as of June 30, 1996:

                                                                    Estimated
                                                        Carrying      fair
                                                         value        value
                                                        --------   ----------
                                                            (in thousands)

          Loans receivable                              $ 21,168   22,048
          Savings deposits                                37,333   37,208



(16)  Conversion to Stock Form of Ownership

      On February_20, 1996, as amended on April_6, 1996, the Board of Trustees adopted a plan of conversion whereby the Bank would be converted from a Pennsylvania mutual savings bank to a Pennsylvania stock savings bank. The conversion was completed on July_12, 1996, and the Bank issued 610,128 shares of its common stock resulting in $6,101,280 of gross proceeds to the Bank. Costs of the common stock offering of $420,524 were deducted from the offering proceeds.

      At the completion of the conversion to stock form, the Bank established a liquidation account in the amount of retained earnings set forth in the offering circular utilized in the conversion. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to the common shares. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or further application of such retained earnings.

      The Bank may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Bank's stockholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

PENNWOOD SAVINGS BANK
-------------------------------------------------------------------------------

                                   DIRECTORS

Charles R. Frank                                Mary M. Frank
CHAIRMAN OF THE BOARD OF                        VICE CHAIRMAN OF THE BOARD AND
  THE SAVINGS BANK                                TREASURER OF THE SAVINGS BANK

Paul S. Pieffer                                 John B. Mallon
PRESIDENT AND CHIEF EXECUTIVE OFFICER           RETIRED, FORMERLY PRESIDENT OF
  OF THE SAVINGS BANK                             SUBURBAN GENERAL HOSPITAL

C. Joseph Touhill                               Robert W. Hannan
EXECUTIVE VICE PRESIDENT OF                     PRESIDENT OF THRIFT DRUG INC.
  EG & G ENVIRONMENTAL, INC.

Michael Kotyk                                   H. J. Zoffer
RETIRED, FORMERLY TECHNICAL DIRECTOR            RETIRED; FORMERLY DEAN OF
  OF MATERIALS TECHNOLOGY AT                      JOSEPH M. KATZ GRADUATE
  U.S. STEEL CORPORATION                          SCHOOL OF BUSINESS AT THE
                                                  UNIVERSITY OF PITTSBURGH


                             EXECUTIVE OFFICERS

Charles R. Frank                                Mary M. Frank
CHAIRMAN OF THE BOARD                           VICE CHAIRMAN OF THE BOARD AND
                                                  TREASURER

Paul S. Pieffer                                 Joseph W. Messner
PRESIDENT AND CHIEF EXECUTIVE OFFICER           VICE PRESIDENT OF LENDING

James W. Kihm
VICE PRESIDENT AND SECRETARY


BANKING LOCATIONS
-------------------------------------------------------------------------------

                                MAIN OFFICE

                            683 Lincoln Avenue
                      Pittsburgh, Pennsylvania  15202

                               BRANCH OFFICES

125 Market Street                               4 Hilltop Plaza
Kittanning, Pennsylvania  16201                 Kittanning, Pennsylvania  16201

                            STOCKHOLDER INFORMATION
-------------------------------------------------------------------------------

    Pennwood Savings Bank is a Pennsylvania-chartered, SAIF-insured savings bank operating through its main office located in Pittsburgh, Pennsylvania and two branch offices located in Kittanning, Pennsylvania.

TRANSFER AGENT/REGISTRAR:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(908) 272-8511


STOCKHOLDER REQUESTS:

    Requests for annual reports, quarterly reports and related stockholder literature should be directed to James W. Kihm, Vice President and Secretary, Pennwood Savings Bank, 683 Lincoln Avenue, Pittsburgh, Pennsylvania 15202.

    Stockholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Registrar and Transfer Company.

NASDAQ SYMBOL:

    Shares of Pennwood Savings Bank's common stock are traded under the symbol "PWBK" on the Nasdaq Stock Market, Small-Cap Market System. At September 23, 1996, the Savings Bank had 207 stockholders of record.